As filed with the Securities and Exchange Commission on October 26, 2006
                                                                                                                                                                   Registration No. 333-136512

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

________________________

AMENDMENT NO. 2
TO
FORM SB-2
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

________________________

DINEWISE, INC.
(Name of Small Business Issuer in its Charter)

________________________

Nevada	7389	01-0741042
(State or other jurisdiction of	(Primary Standard Industrial	( I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

Thomas McNeill, Vice President and Chief Financial Officer
500 Bi-County Boulevard Suite 400
Farmingdale, NY 11735-3940
(631) 694-1111
(Name, Address and Telephone Number of Principal Executive Offices and Agent for Service)

With a Copy to:

Michael J. Shef, Esq.
Troutman Sanders LLP
The Chrysler Building
405 Lexington Avenue
New York, New York 10174

(212) 704-6000

__________________________________

        Approximate date of commencement of proposed sale to the public: From time to time after this post-effective amendment is declared effective.
        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:
        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:
        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:
        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box:

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, par value $0.001 per share	38,189,141	$1.28	$48,882,100	$5,230.40

(1)

Includes 10,000,000 shares which are issuable upon the exercise of warrants and issuable upon the conversion of convertible debentures, to be offered by selling security holders of the Registrant. In the event of a stock split, stock dividend or similar transaction involving the common stock of the Registrant, in order to prevent dilution, the number of shares registered shall be automatically increased to cover additional shares in accordance with Rule 416(a) under the Securities Act.

(2)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act based upon the average of the bid and asked price of our common stock on August 4, 2006.

*	$5,334.50 was previously paid by the Registrant.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

        The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated October 26, 2006.

DINEWISE, INC.
38,189,141 Shares of Common Stock
$0.001 par value

        We are registering up to 38,189,141 shares of our common stock, 10,000,000 shares of which are issuable upon the exercise of warrants and upon the conversion of our convertible debentures, for sale by certain of our shareholders from time to time. The selling shareholders will receive all the proceeds from the sale of the offered shares. See “Selling Shareholders” on page 34 of this prospectus.

        Our common stock is traded on the OTC Bulletin Board under the symbol “DWIS.OB.” On October 20, 2006, the last reported bid price of our common stock was $0.65 per share.

        Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 6 to read about certain risks you should consider before buying shares of our common stock.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

        Our principal executive offices are located at Dinewise, Inc., 500 Bi-County Boulevard, Suite 400, Farmingdale, NY 11735. Our telephone number is (631) 694-1111.

The date of this Prospectus is                                    , 2006.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	2
RISK FACTORS	6
USE OF PROCEEDS	13
MARKET FOR OUR COMMON STOCK AND RELATED SHAREHOLDER MATTERS	13
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS	16
BUSINESS	23
MANAGEMENT	31
EXECUTIVE COMPENSATION	32
PRINCIPAL SHAREHOLDERS	33
SELLING SHAREHOLDERS	34
DETERMINATION OF OFFERING PRICE	36
PLAN OF DISTRIBUTION	36
RELATED PARTY TRANSACTIONS	38
DESCRIPTION OF SECURITIES	38
SHARES ELIGIBLE FOR FUTURE SALE	40
INTERESTS OF NAMED EXPERTS AND COUNSEL	41
LEGAL MATTERS	41
EXPERTS	41
WHERE YOU CAN FIND MORE INFORMATION	42
FINANCIAL STATEMENTS	F-1

PROSPECTUS SUMMARY

        This prospectus is part of a registration statement we filed with the Securities and Exchange Commission (which we refer to as SEC). You should rely on the information provided in this prospectus. Neither we nor the selling shareholders listed in this prospectus have authorized anyone to provide you with information different from that contained in this prospectus. The selling shareholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock. Applicable SEC rules may require us to update this prospectus in the future.

        On July 14, 2006, we entered into a subscription agreement (which we refer to as Subscription Agreement), debenture agreement (which we refer to as Debenture Agreement) and warrant agreement (which we refer to as Warrant Agreement) with Dutchess Private Equities Fund, LP and Dutchess Private Equities Fund, II, LP (collectively, we refer to them as Dutchess) whereby Dutchess agreed to purchase $2,500,000 of our five-year debentures convertible into our common stock (which we refer to as Debentures) and $2,500,000 of warrants exercisable into our common stock (which we refer to as Warrants). Pursuant to the Subscription Agreement, Dutchess paid us $1,250,000 upon the closing of the Merger (as defined below) and an additional $1,250,000 on August 11, 2006, the date that we filed with the SEC the registration statement we had agreed to file registering for resale the shares of common stock issuable pursuant to conversion of the Debentures or exercise of the Warrants. See “Description of Securities—Convertible Debenture and Warrants—Debenture Agreement with Dutchess” for more information.

        We are registering 10,000,000 shares of our common stock issuable to Dutchess pursuant to the conversion of the Debentures and the exercise of the Warrants. These shares may be offered for sale from time to time by means of this prospectus by or for the account of Dutchess. We will prepare and file amendments and supplements to this prospectus as may be necessary in order to keep this prospectus effective as long as Dutchess holds shares of our common stock or until these shares can be sold under an appropriate exemption from registration. We are obligated to register for resale these shares of common stock pursuant to a registration rights agreement dated as of July 14, 2006 between us and Dutchess. The terms of the Debentures and the Warrants are discussed in more detail under “Description of Securities— Convertible Debentures and Warrants—Debenture Agreement with Dutchess.”

        The offering of the Debentures and Warrants was made in accordance with the exemptions from registration provided for under Section 4(2) of the Securities Act of 1933, as amended (which we refer to as the Securities Act) and Rule 506 of Regulation D promulgated thereunder.

        We are also registering 900,000 shares of our common stock pursuant to a registration rights agreement dated as of July 14, 2006 between us and Craig Laughlin and 2,250,000 shares of our common stock pursuant to a registration rights agreement dated as of July 14, 2006 between us and Crusader Securities, LLC.

        In addition, we are registering 25,039,141 shares of common stock currently held by our stockholders. These shares are subject to the letter dated January 21, 2000 from the SEC’s Division of Corporation Finance to NASD Regulation, Inc. (which we refer to as Worm Letter). As stated in the Worm Letter, it is the position of the SEC’s Division of Corporation Finance that securities issued by “blank check companies” are not transferable under Rule 144 under the Securities Act. As a result, these shares of our common stock may not be transferred under Rule 144. All shares of our common stock that we believe are subject to the Worm Letter are being registered for sale under the registration statement relating to this offering.

        We will not receive any proceeds from the sale of the shares by the selling stockholders. However, we will receive proceeds, if any, from the exercise of the Warrants to purchase our common stock. We expect to use substantially all of the net proceeds, if any, for general corporate and working capital purposes.

The Company

        SimplaGene USA, Inc. (which we refer to as SimplaGene) was incorporated on August 2, 2002 under the laws of the State of Nevada. We were formed to market hepatitis B virus genetic data gathered by Ningbo SimplaGene Institute, a Chinese research institute, to pharmaceutical firms and research organizations. In

        November 2005, our U.S. based management discovered that Ningbo SimplaGene Institute had substantially curtailed its business and sold a number of its assets, including a substantial portion of its blood samples. As a result of these developments, the marketing agreement with Ningbo SimplaGene Institute was terminated and we did not have access to any saleable product, as anticipated in our initial business plan. Management then determined that it was in the best interests of our shareholders, to abandon our initial business plan and seek an opportunity to participate with the available remaining resources in another to-be-determined business venture which management believed has the appropriate potential for being successful. On July 14, 2006 (which we refer to as Closing Date), pursuant to an Agreement and Plan of Reorganization (which we refer to as Merger Agreement), among us, SMPG Merco Co., Inc., a Delaware corporation and our wholly owned subsidiary (which we refer to as Merco), New Colorado Prime Holdings, Inc., a privately owned Delaware corporation (which we refer to as NCPH), and Craig Laughlin, we acquired, through a merger (which we refer to as Merger) of Merco with and into NCPH, all of the issued and outstanding capital stock of NCPH (which we refer to as NCPH Capital Stock). Upon completion of this transaction, the former NCPH shareholders and NCPH’s financial advisor have acquired approximately 93.5% of our issued and outstanding shares of $0.001 par value common stock. This transaction constituted a change in control of our company. Accordingly, in connection with the change of control, Paul A. Roman, Chairman of the Board and Chief Executive Officer of NCPH, became Chairman of our Board of Directors (which we refer to as Board) and Chief Executive Officer, Thomas McNeill, Vice President, Chief Financial Officer and a director of NCPH, became our Vice President, Chief Financial Officer and one of our directors, and Richard Gray, a director of NCPH, became one of our directors. Craig Laughlin was our sole officer and director prior to this transaction and resigned at the time the transaction was consummated. Mr. Laughlin was also our majority stockholder immediately prior to the Closing Date.

        Prior to the Merger we were a public “shell” company with nominal assets whose sole business had been to identify, evaluate and investigate various companies with the intent that, if such investigation warranted, a reverse acquisition transaction be negotiated and completed pursuant to which we would acquire a target company with an operating business with the intent of continuing the acquired company’s business as a publicly held entity. In 2004, prior to becoming a shell company, we discontinued our operations which related to the marketing of hepatitis B virus genetic data. A summary of the business of NCPH is described in “—General” below. As used herein, unless the context otherwise requires, “NCPH” refers to the Delaware company having the legal name, “New Colorado Prime Holdings, Inc.” and its subsidiaries and “NCPH”, “we”, “our” and similar expressions refer to the business of NCPH and its subsidiaries before the Merger and SimplaGene USA, Inc. after the Merger, as applicable.

        On September 8, 2006, our stockholders, upon the recommendation of our Board of Directors, approved an amendment to our Articles of Incorporation to change our name from “SimplaGene USA, Inc.” to “Dinewise, Inc.” (which we refer to as Dinewise). We filed the Certificate of Amendment to the Articles of Incorporation with the Secretary of State of the State of Nevada on September 15, 2006.

General

        We are a multi-channel direct to consumer retailer of branded, prepared, premium quality frozen proteins (such as beef, chicken, pork and fish), meals, soups, appetizers and deserts. We market through multiple channels, including direct mail, catalog, print, public relations, e-retailing and through our inbound and outbound call center.

        NCPH is a Delaware corporation established in 2001. We own 100% of Colorado Prime Corporation, a company originally established in 1959 to provide in-home “restaurant quality” beef shopping services throughout the United States. Prior to its reorganization in 2003, NCPH had a direct sales force in 33 states with 55 offices. Due to a rapid over-expansion of our core business and other non-core business activities, we experienced financial difficulties leading to a strategic reorganization in 2003. To generate cash to fund our operations and to repay our then principal lenders, we sold our accounts receivable at a significant discount. In addition, we restructured our operations and closed down our direct to consumer sales and telemarketing operations which included closing all offices outside of our corporate office and all distribution routes. We terminated approximately 930 employees nationally. These actions allowed us to satisfy all of our outstanding obligations under our then-existing credit facility.

        Under our new business model, we no longer participate in the collection of our accounts receivable, a function that remains outsourced to Shoppers Charge Accounts Co., a division of TD Banknorth. In addition we can receive customer payments by use of any major credit card. Over the last two years, we have (i) returned to our core competency of providing a quality, value-added product, (ii) restructured our operating business to improve cash flow by emphasizing expense control, eliminating overhead, closing offices, and exiting non-core businesses, and (iii) re-established and expanded our marketing channels.

        To capitalize on changing consumer lifestyles and trends, we recognized a market opportunity to reposition our business through a prepared meals product offering that would satisfy the increasing demands of a time constrained population. As a result, during 2005 the DineWise brand was created to serve this market by attracting new customers through multi-channel media which includes catalogues, e-commerce and strategic alliances, as well as existing customer referrals. DineWise is a direct-to-consumer gourmet home meal replacement provider. DineWise targets lifestyle profiles, i.e. busy moms, singles, retirees, seniors, and working couples, as well as health profiles including diabetic, heart smart, low carbohydrate, low calorie, and weight loss.

        We have positioned our DineWise brand as the solution for time-constrained but discerning consumers focused on satisfying every member of the family by offering a broad array of high quality meal planning, delivery, and preparation services. Products are customized meal solutions, delivered fresh-frozen directly to the home. Using the efficiency, exposure and reach of the Internet and other direct marketing channels, DineWise capitalizes on consumers’ emerging need for convenient, simple, customized solutions for home meal planning and preparation that satisfies the consumers’ health and lifestyle needs in three (3) market segments:

•	Home Meal Replacement (which we refer to as HMR), which includes ready-to-eat, ready-to-heat, or ready-to-assemble hot or cold meals or entrees.

•	Direct-To-Consumer (which we refer to as DTC) Foods, which includes all direct-mail catalogs and online shopping.

•	DTC Diet and Health Compliant Foods Market, which includes branded product programs and branded compliant products.

        We have identified the diet market as an opportunity to mirror our premium frozen prepared meals and our meal planning services. Trained nutritional consultants are available to answer questions, custom design, and recommend a meal plan to help each customer achieve their individualized or family taste preferences. Our website, www.dinewise.com, provides customers the flexibility of ordering products 24 hours a day, seven days a week. Customers can either choose from our gourmet prepared food meals in pre-set packages ranging from $199 - $499, or customize their orders to their own particular preferences. We ship orders directly to our customers in 48 states through our contracted third-party fulfillment providers.

        We are also a direct marketer of gourmet prime cut proteins such as filet mignon, rack of lamb, rib roast, chicken cordon bleu, jumbo shrimp, tuna steaks and lobster tails. Our products are flash frozen in waste-free, safe, and portion controlled packaging. We also offer hors d’oeuvres, desserts and other complimentary items, such as our “kitchen indispensable” housewares line. We have grown our offerings from just beef to an assortment of approximately 125 prime cut proteins, 225 assorted vegetables, soups, appetizers, desserts and other meal accents. In addition, with our new branded proprietary DineWise product line, we have expanded our offerings to include approximately 100 gourmet prepared meals and meal compliments, with approximately 2,000 various meal combinations.

The Offering

Common stock offered by the selling shareholders	38,189,141 shares

Common stock outstanding as of October 12, 2006	30,000,000 shares

Use of Proceeds:	We will not receive any of the proceeds from the sale of the shares by the selling shareholders. We may receive proceeds in connection with the exercise of Warrants, the underlying shares of common stock of which may be sold by the selling shareholders under this prospectus.

Risk Factors	An investment in our securities involves a high degree of risk and could result in a loss of your entire investment. Prior to making an investment decision, you should carefully consider all of the information in this prospectus and, in particular, you should evaluate the risk factors set forth under the caption "Risk Factors" beginning on page 6.

OTC Bulletin Board Symbol	DWIS.OB

RISK FACTORS

        An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information contained in this prospectus before deciding to invest in our common stock. You should only purchase our securities if you can afford to suffer the loss of your entire investment.

RISKS RELATED TO OUR BUSINESS

        Our business, operations and financial condition are subject to various risks. Some of these risks are described below and you should take these risks into account in making a decision to invest in our common stock. This section does not describe all risks associated with us, our industry or our business, and it is intended only as a summary of the material risk factors. If any of the following risks actually occur, we may not be able to conduct our business as currently planned and our financial condition and operating results could be seriously harmed. In that case, the market price of our common stock could decline, and you could lose all or part of your investment in our common stock.

Our financial results have worsened over the past several years and there is no assurance that our new strategy will be successful.

        Over the last three years, our revenues have decreased from $39,964,000 in 2003, to $20,743,000 in 2004 and to $14,880,000 in 2005. For the first half of 2006, our revenues were $5,479,000 as compared to $7,920,000 in the comparable period in 2005. Although we were profitable, prior to allocation to preferred holders, in 2003, 2004 and 2005, for the first half of 2006 we suffered a loss of $878,000 ($3,302,000 net loss available to common stock). At June 25, 2006, we had a working capital deficit of $1,712,000 and a stockholders’ deficit of $1,551,000. In 2003 we effectuated a restructuring pursuant to which we significantly curtailed operations. As a result of the curtailment of direct sales offices, we have relied on repeat customer business and call center efforts. We are currently in the early stages of our new business strategy and plan to increase marketing efforts. There is no assurance that our new strategy will be successful or that we will ever return to profitability.

We are subject to imbedded derivative accounting which would significantly negatively affect our reported financial condition.

        Financial Accounting Standards Board (which we refer to as FASB) Statement No. 133 “Accounting for Derivative Instruments and Hedging Activities” discusses contracts that do not in their entirety meet the definition of a derivative instrument and may contain “embedded” derivative instruments. We believe that this is the case with the Debentures and Warrants issued to Dutchess, in which case the embedded derivatives will be reflected as a liability on our balance sheet. This will significantly increase our liabilities and negatively effect our stockholders’ equity (or deficit) and net income (or loss).

We may be required to obtain additional financing, which there is no assurance of obtaining or obtaining on a favorable basis.

        At July 14, 2006, after the closing of the financing with Dutchess, our cash position, net of expenses and payments in connection with the Merger and the financing, was approximately $750,000. While we are effectuating our new business strategy, we expect to operate on a negative cash flow basis. There is no assurance that our current funds, plus the additional funds ($1,250,000) that Dutchess provided for additional securities upon the filing of a registration statement, will be sufficient to fund operations over an extended period of time. If we were to require additional funds, there can be no assurance that any funds will be available or available on favorable terms. Any additional financing will also likely cause substantial dilution.

We may not successfully manage our growth.

        Our success will depend upon the expansion of our operations and the effective management of our growth, which will place a significant strain on our management and administrative, operational, and financial resources. To manage this growth, should there be growth, we must expand our facilities, augment our operational, financial and management systems, and hire and train additional qualified personnel. If we are unable to manage our growth effectively, our business would be harmed.

We are dependent on our Chief Executive Officer and other key executive officers and executives for future success.

        Our future success depends to a significant degree on the skills, experience and efforts of our Chief Executive Officer, Chief Financial Officer, Chief Marketing Officer, and other key executives. The loss of the services of any of these individuals could harm our business. Only two key executives, our Chief Executive Officer and Chief Financial Officer, have employment agreements with us. In addition, we have not obtained life insurance on any key executive officers. If any key executive officers left us or were seriously injured and became unable to work, our business could be harmed.

We rely on third parties to provide us with adequate food supply and certain fulfillment, internet, networking and call center services, the loss of any of which could cause our revenue, earnings or reputation to suffer.

        We rely solely on third-party manufacturers to supply all of the food and other products we sell. We currently have a written contract with two of these fulfillment centers and therefore are not assured of an adequate supply or pricing on a long-term basis. If we are unable to obtain sufficient quantity, quality and variety of food and other products in a timely and low cost manner from our manufacturers, we will be unable to fulfill our customers’ orders in a timely manner, which may cause us to lose revenue and market share or incur higher costs.

        100% of our order fulfillment is handled by third parties. Should they be unable to service our needs for even a short duration, our revenue and business could be harmed. Additionally, the cost and time associated with replacing them on short notice would add to our costs. Any replacement fulfillment provider would also require startup time, which could cause us to lose sales and market share.

        Our business also depends on a number of third parties for internet access, networking and call center services. Should our network connections go down, our ability to fulfill orders would be delayed. Further, if our website or call center become unavailable for a noticeable period of time due to internet or communication failures, our business could be adversely affected.

        We are dependent on maintaining good relationships with these third parties. The services we require from these parties may be disrupted by a number of factors associated with their businesses, including the following:

•	labor disruptions;

•	delivery problems with national carriers;

•	internal inefficiencies;

•	equipment failure;

•	natural or man-made disasters; and

•	with respect to our food suppliers, shortages of ingredients or United States Department of Agriculture (which we refer to as USDA) and United States Food and Drug Administration (which we refer to as FDA) compliance issues.

The food industry is subject to governmental regulation that could increase in severity and hurt results of operations.

        The food industry is subject to federal, state and other governmental regulation. For example, food manufacturers are subject to rigorous inspection and other requirements of the USDA and FDA. If federal, state, or local regulation of the industry increases for any reason, then we may be required to incur significant expenses, as well as modify our operations to comply with new regulatory requirements, which could harm operating results.

Additionally, remedies available in any potential administrative or regulatory actions may require us to refund amounts paid by all affected customers or pay other damages, which could be substantial.

The sale of ingested products involves product liability and other risks.

        Like other food distributors, we face an inherent risk of exposure to product liability claims if the use of our products results in illness or injury. Distributors of food products have been named as defendants in product liability lawsuits from time to time. The successful assertion or settlement of a claim or a significant number of insured claims could harm us by adding costs to the business and by diverting the attention of senior management from the operation of the business. We may also be subject to claims that our products contain contaminants, are improperly labeled, include inadequate instructions as to preparation or inadequate warnings covering food borne illnesses or allergies. While we have product liability insurance, product liability litigation, even if not meritorious, is very expensive and could also entail adverse publicity for us, thereby reducing revenue and operating results.

The food service industry is highly competitive. If any competitors or a new entrant into the market with significant resources pursues a strategy and product line similar to DineWise, our business could be significantly affected.

        Competition is intense in the food service industry, and we must remain competitive in the areas of price, taste, customer service and brand recognition. Some competitors, such as Omaha Steaks and Schwanns, are significantly larger than DineWise and have substantially greater resources. The business could be adversely affected if someone with significant resources decided to imitate our strategy. For example, if a major supplier of gourmet frozen food decided to enter this market and made a substantial investment of resources in advertising and training food specialists, the business could be significantly affected. Any increased competition from new entrants into the industry or any increased success by existing competition could result in reductions in DineWise sales or prices, or both, which could have an adverse effect on the business and operating results.

Our future growth and profitability will depend in large part upon the effectiveness and efficiency of our marketing expenditures and our ability to select the right markets and media in which to advertise.

        Our future growth and profitability will depend in large part upon the effectiveness and efficiency of our marketing expenditures, including our ability to:

•	create greater awareness of our brand and our programs;

•	identify the most effective and efficient level of spending in each market, media and specific media vehicle;

•	determine the appropriate creative message and media mix for advertising, marketing and promotional expenditures;

•	effectively manage marketing costs (including creative and media) in order to maintain acceptable customer acquisition costs;

•	select the right market, media and specific media vehicle in which to advertise; and

•	convert consumer inquiries into actual orders.

        Our planned marketing expenditures may not result in increased revenue or generate sufficient levels of brand name and program awareness. We may not be able to manage our marketing expenditures on a cost-effective basis whereby our customer acquisition cost may exceed the contribution profit generated from each additional customer.

If we are unable to accurately target the appropriate segment of the consumer market with our direct marketing initiatives and achieve adequate response rates, we could experience lower sales.

        We have historically relied on revenues generated from customers initially contacted through our call center. The success of our direct marketing business largely depends on our ability to achieve adequate response rates to our direct marketing initiatives, which have historically fluctuated. Any of the following could cause customers to forego or defer future purchases:

•	the failure by us to offer a mix of products that is attractive to our customers;

•	the size and breadth of our product offering and the timeliness and condition of delivery of our service;

•	the customer's particular economic circumstances; or

•	general economic conditions

One of our subsidiaries may be subject to claims and there is no assurance that we may not ultimately be held liable for one or more of these claims.

        At the time of our restructuring in 2003, we had a subsidiary which conducted business throughout the United States. As a result of the restructuring, we terminated operations at this subsidiary and may be subject to lawsuits for failure to pay certain creditors or vendors. We have accrued amounts for these potential claims as noted in our December 25, 2005 financial statements, however settlement of any claims will result in a reduction of cash, and a potential increased expense in our statement of operations for the fiscal period in which such claims is settled.

Future acquisitions and the pursuit of new business opportunities present risks, and we may be unable to achieve the financial and strategic goals of any acquisition or new business.

        A component of our growth strategy is to acquire existing businesses or pursue other business opportunities in the market for lifestyle and wellness products and services. Even if we succeed in acquiring or building such businesses, we will face a number of risks and uncertainties, including:

•	difficulties in integrating newly acquired or newly started businesses into existing operations, which may result in increasing operating costs that would adversely affect our operating income and earnings;

•	the risk that our current and planned facilities, information systems, personnel and controls will not be adequate to support our future operations;

•	diversion of management time and capital resources from our existing businesses, which could adversely affect their performance and our operating results;

•	dependence on key management personnel of acquired or newly started businesses and the risk that we will be unable to integrate or retain such personnel;

•	the risk that the new products or services we may introduce or begin offering, whether as a result of internal expansion or business acquisitions, will not gain acceptance among consumers and existing customers;

•	the risk that new efforts may have a detrimental effect on our brand;

•	the risk that we will face competition from established or larger competitors in the new markets we may enter, which could adversely affect the financial performance of any businesses we might acquire or start; and

•	the risk that the anticipated benefits of any acquisition or of the commencement of any new business may not be realized, in which event we will not be able to achieve any return on our investment in that new business.

If we do not continue to receive referrals from existing customers, our customer acquisition cost may increase.

        We rely on word of mouth advertising for a portion of our new customers. If our brand suffers or the number of customers acquired through referrals drops due to other circumstances, our costs associated with acquiring new customers and generating revenue will increase, which will, in turn, have an adverse affect on our profitability.

We engage an advisory panel to develop and promote the DineWise products. If these spokespersons suffer adverse publicity, our revenue could be adversely affected.

        The marketing strategy depends in part on our advisory panel, such as Dr. Howard Shapiro, nutrition expert and author, Franklin Becker, executive chef and author, and Chef Dana McCauley, in-house food expert. Any of these or the other panelists may become the subject of adverse news reports, negative publicity or otherwise be alienated from a segment of the customer base, whether food and nutrition related or not. If so, such events may reduce the effectiveness of his or her endorsement and, in turn, adversely affect our revenue and results of operations.

We may be subject to claims that our personnel are unqualified to provide proper weight loss advice.

        Most of our counselors for our weight management program do not have extensive training or certification in nutrition, diet or health fields and have only undergone the training they receive through online course studies. We may be subject to claims from our customers alleging that our personnel lack the qualifications necessary to provide proper advice regarding weight loss and related topics. We may also be subject to claims that our personnel have provided inappropriate advice or have inappropriately referred or failed to refer customers to health care providers for matters other than weight loss. Such claims would result in damage to our reputation and divert management’s attention from our business, which would adversely affect our business.

Changes in consumer preferences and discretionary spending could negatively impact operating results.

        We offer gourmet prepared frozen foods that offer convenience and value to customers. Our continued success depends, to a large degree, upon the continued popularity of our offerings and the desire for convenience and gourmet quality. Changes in consumer tastes and preferences away from these products and services and any failure to provide innovative responses to these changes, may have a materially adverse impact on our business, financial condition, operating results, cash flows and/or prospects. Additionally, the success of the business and operating results are dependent on discretionary spending by consumers. A decline in discretionary spending could adversely affect our business, financial condition, operating results and cash flows. The business could also be adversely affected by general economic conditions, demographic trends, consumer confidence in the economy and changes in disposable consumer income.

RISKS ASSOCIATED WITH INVESTING IN OUR COMMON STOCK

Except for sporadic trading of our shares recently, there have been no trades in our common stock since October 2004 and there can be no assurance that an established trading market will develop.

        Since July 19, 2006 our shares have only traded on a sporadic basis. Prior thereto, the most recent trade was in October 2004. Although quotations for the common stock appear on the OTC Bulletin Board, the near absence of any transactions in the common stock for nearly two years indicates that there is no established trading market for the common stock. Virtually all of our shareholders who hold “non-restricted” stock reside in China. Due to the difficulties of trading OTC Bulletin Board stocks from that country, such holders have refrained from trading. We are currently seeking to simplify the trading process for these persons, but there is no assurance that we will be successful.

If a trading market for our common stock does develop, trading prices may be volatile.

        In the event that a trading market develops, the market price of our shares of common stock may be based on factors that may not be indicative of future market performance. Consequently, the market price of our common stock may vary greatly. If a market for our common stock develops, there is a significant risk that our stock price may fluctuate dramatically in the future in response to any of the following factors, some of which are beyond our control:

•	variations in our quarterly operating results;

•	announcements that our revenue or income/loss levels are below analysts' expectations;

•	general economic slowdowns;

•	changes in market valuations of similar companies;

•	announcements by us or our competitors of significant contracts; or

•	acquisitions, strategic partnerships, joint ventures or capital commitments.

We are subject to the reporting requirements of federal securities laws, which can be expensive.

        We are a voluntary reporting public reporting company in the U.S. and, accordingly, subject to the information and reporting requirements of the Securities Exchange Act of 1934 and other federal securities laws, and the compliance obligations of the Sarbanes-Oxley Act of 2002. The costs of preparing and filing annual and quarterly reports and other information with the SEC will cause our expenses to be higher than they would be if we were a privately-held company.

Because our shares are deemed “penny stocks,” you may have difficulty selling them in the secondary trading market.

        The SEC has adopted regulations which generally define a “penny stock” to be any equity security that has a market price (as therein defined) of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. Additionally, if the equity security is not registered or authorized on a national securities exchange that makes certain reports available, the equity security may also constitute a “penny stock.” As our common stock comes within the definition of penny stock, these regulations require the delivery by the broker-dealer, prior to any transaction involving our common stock, of a risk disclosure schedule explaining the penny stock market and the risks associated with it. The broker-dealer also must provide the customer with bid and offer quotations for the penny stock, the compensation of the broker-dealer and any salesperson in the transaction, and monthly account statements indicating the market value of each penny stock held in the customer’s account. In addition, the penny stock rules require that, prior to a transaction in a penny stock not otherwise exempt from those rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our common stock. The ability of broker-dealers to sell our common stock and the ability of shareholders to sell our common stock in the secondary market would be limited. As a result, the market liquidity for our common stock would be severely and adversely affected. We can provide no assurance that trading in our common stock will not be subject to these or other regulations in the future, which would negatively affect the market for our common stock.

There is no assurance that our common stock will remain on the OTC Bulletin Board.

        In order to maintain the quotation of our shares of common stock on the OTC Bulletin Board, we believe that we may have to register our common stock under the Securities Exchange Act of 1934. This will require us to comply with Sections 14 (proxy statement requirements) and Section 16 (Form 3, 4 and 5 and 6 month-trading rule) of that Act. While we intend to so qualify in the near future, it is possible that our common stock could be removed from the OTC Bulletin Board and then be traded on the less desirous Pink Sheets. In either venue, an investor may find it difficult to obtain accurate quotations as to the market value of the common stock. In addition, if we failed to meet the criteria set forth in SEC regulations, various requirements would be imposed by law on broker-dealers who sell our securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling the common stock, which may further affect its liquidity. This would also make it more difficult for us to raise additional capital.

Our compliance with the Sarbanes-Oxley Act of 2002 and SEC rules concerning internal controls may be time-consuming, difficult and costly.

        Although individual members of our management team have experience as officers of publicly-traded companies, much of that experience came prior to the adoption of the Sarbanes-Oxley Act of 2002. It may be time consuming, difficult and costly for us to develop and implement the internal controls and reporting procedures required by the Sarbanes-Oxley Act of 2002. We may need to hire additional financial reporting, internal controls and other finance staff in order to develop and implement appropriate internal controls and reporting procedures. If we are unable to comply with Sarbanes-Oxley’s internal controls requirements, we may not be able to obtain the independent accountant certifications that Sarbanes-Oxley Act requires publicly-traded companies to obtain.

Because we became public by means of a “reverse acquisition”, we may not be able to attract the attention of major brokerage firms.

        Additional risks may exist since we will become public through a “reverse acquisition.” Securities analysts of major brokerage firms may not provide coverage of us since there is little incentive to brokerage firms to recommend the purchase of our common stock. No assurance can be given that brokerage firms will want to conduct any secondary offerings on behalf of our company in the future.

RISKS RELATED TO THE DUTCHESS AGREEMENTS

        On July 14, 2006, we entered into agreements with Dutchess pursuant to which we issued convertible Debentures and Warrants to Dutchess. The Dutchess agreements may result in substantial dilution to our shareholders and significant declines in the price of our common stock, due to, among other things, the inclusion of non-fixed pricing provisions in the financing agreements. In addition, such agreements require us to file a registration statement to cover the resale of the shares of common stock underlying the Debentures and Warrants, set forth time deadlines for the initial filing, responding to the SEC comments and becoming effective, and provide significant penalties for failing to meet the time deadlines. These agreements subject us to the following risks:

•	In the event that Dutchess sells shares of our common stock underlying the Debentures and Warrants, the price of our stock could decrease. If our stock price decreases, Dutchess may have a further incentive to sell the shares of our common stock that it holds. Such sales of common stock could cause the market price of our common stock to decline significantly.

•	The issuance of shares of our common stock upon conversion of the Debentures or exercise of the Warrants will result in the dilution to the interests of other holders of our common stock. The conversion price of the Debentures is based upon a discount to the future market price of our stock at various times up, and until, time of conversion. Given the variability and potential volatility of this non-fixed price formula, this can result in:

•	A very substantial dilution to existing shareholders

•	The need to increase our authorized shares outstanding, which is subject to shareholder approval. If shareholder approval is not received, substantial penalties could be incurred inclusive of cash penalties.

•	There are various potential liquidated damages payable by us to Dutchess which include lowering the future conversion prices of the Debentures, increasing the principal amount outstanding and other cash liquidated damages as a result our performance under the agreements, including the following:

•	Not filing the registration statement timely

•	Not responding to SEC comments on a timely basis or causing the registration statement to be declared effective on a timely basis by the SEC

•	Not having enough shares registered

•	Not filing timely reports with the SEC

        We can not offer any guarantees that the registration statement for Dutchess’ shares will be declared effective, the timing of being declared effective, and any resulting liquidated damages or events of default that this may cause under the agreements, which may result in cash payments or a substantial dilution of your shares of our common stock. In view of this type of transaction (reverse merger into a public shell with non-fixed price formula financing and high potential ownership by Dutchess), we are likely to have a very difficult time getting a registration statement through the SEC commenting process.

        There is no assurance that we will have the funds to pay principal and interest, if payable in cash, or cash penalties.

        See “Description of Securities—Convertible Debenture and Warrants—Debenture Agreement with Dutchess” for a more detailed discussion of the agreements with Dutchess.

USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of the shares owned by the selling shareholders. We may receive proceeds in connection with the exercise of Warrants, the underlying shares of which may in turn be sold by selling security holder. Although the timing of our receipt of any such proceeds is uncertain, such proceeds, if received, will be used for general corporate purposes.

MARKET FOR OUR COMMON STOCK AND RELATED SHAREHOLDER MATTERS

Market for Our Common Stock

        Our common stock is quoted under the symbol “SMPG.OB” on the Over-the-Counter Bulletin Board. The following table sets forth the high and low bid information for our common stock for the periods indicated, which reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions:

	Year Ending August 31, 2007		Year Ending August 31, 2006		Year Ended August 31, 2005

	High Bid	Low Bid	High Bid	Low Bid	High Bid	Low Bid

First Quarter through	$2.00	$0.55	N/A	N/A	N/A	N/A
October 20, 2006
Second Quarter	N/A	N/A	N/A	N/A	N/A	N/A
Third Quarter	N/A	N/A	N/A	N/A	N/A	N/A
Fourth Quarter	N/A	N/A	$2.00	$0.55	N/A	N/A

        Since July 19, 2006 our shares have only traded on a sporadic basis. Prior thereto the most recent trade was October 2004. Although quotations for our common stock appear on the OTC Bulletin Board (a bid price of $0.65 per share and an asked price of $1.20 per share on October 20, 2006), the near absence of any transactions in our common stock in nearly two years indicates that there is no established trading market for our common stock. Consequently, we are of the opinion that any published prices for the year ended August 31, 2006, or at present cannot be attributed to a liquid or active trading market and, therefore, do not indicate any meaningful market value.

Holders

        As of October 12, 2006, there were approximately 200 shareholders of record of our common stock.

Dividends

        We have never declared or paid dividends on our common stock. We currently intend to retain future earnings, if any, for use in our business, and, therefore, we do not anticipate declaring or paying any dividends in the foreseeable future. Payments of future dividends, if any, will be determined by our board of directors in light of conditions then existing, including our earnings, financial condition, capital requirements and other factors.

FORWARD LOOKING STATEMENTS

        We have included and from time to time may make in our public filings, press releases or other public statements, certain statements, including, without limitation, those under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in this prospectus. In some cases these statements are identifiable through the use of words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would” and similar expressions. You are cautioned not to place undue reliance on these forward-looking statements. In addition, our management may make forward-looking statements to analysts, investors, representatives of the media and others. These forward-looking statements are not historical facts and represent only our beliefs regarding future events, many of which, by their nature, are inherently uncertain and beyond our control.

        The nature of our business makes predicting the future trends of our revenues, expenses and net income difficult. The risks and uncertainties involved in our businesses could affect the matters referred to in such statements and it is possible that our actual results may differ materially from the anticipated results indicated in these forward looking statements. Important factors that could cause actual results to differ from those in the forward-looking statements include, without limitation, the factors discussed above in the section entitled “Risk Factors” and the following:

•	our ability to meet our financial obligations;

•	the relative success of marketing and advertising;

•	the continued attractiveness of our lifestyle and diet programs;

•	competition, including price competition and competition with self-help weight loss and medical programs;

•	our ability to obtain and continue certain relationships with the providers of popular nutrition and fitness approaches and the suppliers of our meal delivery service;

•	adverse results in litigation and regulatory matters, more aggressive enforcement of existing legislation or regulations, a change in the interpretation of existing legislation or regulations, or promulgation of new or enhanced legislation or regulations; and

•	general economic and business conditions.

        The factors listed in the section entitled “Risk Factors” in the section above, as well as any other cautionary language in this report, provide examples of risks, uncertainties and events which may cause our actual results to differ materially from the expectations we described in our forward-looking statements.

        Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by the forward-looking statements. You are cautioned not to place undue reliance on such statements, which speak only as of the date of the prospectus or supplements to this prospectus.

        We do not undertake any responsibility to release publicly any revisions to these forward-looking statements to take into account events or circumstances that occur after the date of this prospectus or supplements to this prospectus. Additionally, we do not undertake any responsibility to update you on the occurrence of any unanticipated events which may cause actual results to differ from those expressed or implied by the forward-looking statements.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion in conjunction with our financial statements, together with the notes to those statements included elsewhere in this prospectus. Dinewise, Inc. has not conducted any operations during fiscal years 2004, 2005 or the first nine months of fiscal 2006 ended May 31, 2006. Because of the reverse acquisition, the following discussion relates to the separate financial statements of NCPH which are included as part of this prospectus beginning on page F-1 and reference to “we”, “our” and words of similar meaning refer to NCPH. The following discussion contains forward-looking statements that involve risks, uncertainties and assumptions such as statements of our plans, objectives, expectations and intentions. Our actual results may differ materially from those discussed in these forward-looking statements because of the risks and uncertainties inherent in future events.

Critical Accounting Policies and Estimates

        This management discussion and analysis is based on our consolidated financial statements which are prepared using certain critical accounting policies that require management to make judgments and estimates that are subject to varying degrees of uncertainty. While we believe that these accounting policies, and management’s judgments and estimates, are reasonable, actual future events can and often do result in outcomes that can be materially different from management’s current judgments and estimates. We believe that the accounting policies and related matters described in the paragraphs below are those that depend most heavily on management’s judgments and estimates.

Fiscal Year

        Our fiscal year ends on the last Sunday in December. Our 2005 fiscal year consisted of the fifty-two week period which began on December 27, 2004 and ended on December 25, 2005. Our 2004 fiscal year consisted of the fifty-two week period which began on December 29, 2003 and ended on December 26, 2004.

Revenue Recognition

        We recognize revenue from product sales when (i) persuasive evidence of an arrangement exists and the sales price is fixed or determinable (evidenced by written sales orders), (ii) delivery of the product has occurred, and (iii) collectibility of the resulting receivable is reasonably assured. Shipping and handling expenses of $1,991,000 and $2,814,000 are included in selling, general and administrative expenses for the fiscal years ended December 25, 2005 and December 26, 2004 respectively. Although we accept product returns, historical returns have been insignificant. We have sold separately-priced warranty arrangements covering certain durable goods. In accordance with FASB Technical Bulletin No. 90-1, “Accounting for Separately Priced Extended Warranty and Product Maintenance Contracts” revenue on these warranty arrangements is recognized on a straight-line basis over the warranty service period, which is typically thirty-six months. Costs associated with these warranty arrangements are recognized as they are incurred. As of April 2003, we no longer offer these warranty arrangements.

        Deferred revenue consists principally of the unearned portion of the above described separately priced warranties as well as advance billings for customer food orders.

Impairment of Fixed Assets and Intangibles

        We determine the recoverability of our long-lived assets in accordance with Statement of Financial Accounting Standards (which we refer to as SFAS) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” Long-lived assets, such as property, plant and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset group to estimated undiscounted future cash flows expected to be generated by the asset group. If the carrying amount of an asset group exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset group exceeds the fair value of the asset group. Management believes there is no impairment of any long-lived assets as of December 25, 2005 and March 26, 2006.

Income Taxes

        We account for our income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” Under SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Results of Operations

Revenues and expenses consist of the following components:

        Revenues.  Revenues consist primarily of food sales. Food sales include sales of prime cut proteins (such as beef, chicken, pork and fish) and assorted vegetables, soups, appetizers, desserts and other meal accents, as well as gourmet, prepared meals and prepared meal compliments. Included in revenues are shipping and handling charges billed to customers and sales credits and adjustments, including product returns. Although we accept product returns, historical returns have been insignificant. Also included in revenues are sales of durable goods such as cutlery, cookware and appliances and deferred service revenues related to warranty arrangements covering certain durable goods. We follow FASB Technical Bulletin No. 90-1, “Accounting for Separately Priced Extended Warranty and Product Maintenance Contracts.” Revenue related to these warranty arrangements is recognized on a straight line basis over the warranty service period. Costs associated with these arrangements are expensed as incurred. As of April 2003, we no longer offer warranty arrangements.

        Cost of Goods Sold.   Cost of goods sold consists primarily of the cost of the food and durable products sold and the costs of outside fulfillment of food orders.

        Selling, General and Administrative Expenses.   Selling, general and administrative expenses consist of compensation for sales, marketing, delivery, administrative, information technology, and customer service personnel, advertising, marketing and promotional expenses, shipping and handling expenses, facility expenses, website development costs, professional service fees and other general corporate expenses.

        Restructuring and other one time recoveries.   In 2003, our principal lenders accelerated debt repayment due to non-compliance with certain financial ratios under the then existing credit arrangement. As a result, we sold our accounts receivable at a significant loss to repay the debt and at the same time, in order to enhance liquidity, we restructured our operations by closing down our direct to consumer sales and telemarketing operations, all sales offices and all distribution routes and terminating 930 employees resulting in a net restructuring charge in 2003 of $1,831,000. In connection with these restructuring activities full liabilities have been properly recorded in the financial statements, however we are continuing to negotiate settlements with vendors and lessors. Certain settlements have resulted in recoveries of previously recorded liabilities.

        Interest Income, Net. Interest income, net consists of interest income earned on cash balances and marketable securities, net of interest expense.

        Income Taxes. We are subject to corporate level income taxes and record a provision for income taxes based on an estimated effective tax rate for the year.

Year Ended December 25, 2005 Compared To Year Ended December 26, 2004

        Revenue.  Revenue decreased to $14.9 million for the year ended December 25, 2005 from $20.7 million for the year ended December 26, 2004. The decline in revenue from 2004 to 2005 resulted primarily from a reduction in reorder food sales and the focus of sales and marketing on the new DineWise branded product line. The decline in revenue of $5.8 million, or 28%, resulted primarily from a reduction in reorder food sales, $12.4 million in 2005 compared to $17.8 million in 2004, offset slightly by an increase in new customer food sales of $0.3 million or 160% primarily due to the initial sales of our new branded DineWise product line during 2005. In addition, service revenues related to warranty arrangements decreased to $0.8 million as compared with $1.6 million in the prior year period, and houseware sales were $1.2 million as compared to $1.4 million a year ago. In 2003, we stopped offering warranty arrangements and as a result, service revenues will continue to decline. Revenues related to these arrangements are recognized over the life of the contract, generally up to 36 months.

        Cost of Goods Sold.   Cost of goods sold decreased $2.8 million to $6.8 million for the year ended December 25, 2005 from $9.6 million for the year ended December 26, 2004. This reduction was primarily due to the above mentioned reduction in sales. Gross margin as a percent of revenue increased slightly to 54.2% in 2005 from 53.8% in 2004.

        Operating Expenses.   Selling, general and administrative expenses decreased $1.3 million to $7.2 million in 2005 from $8.5 million in 2004. The decrease is attributable to a continued focus on controlling costs and overall lower sales volumes. The primary cost savings were in connection with a net reduction in compensation and benefit costs of $575,000 consisting principally of a (i) reduction in employee bonuses and other compensation of 478,000 ($77,000 in 2005 and $555,000 in 2004) and (ii) a net reduction in salaries of $86,000 ($2.4 million in 2005 and $2.5 million in 2004) as well as a reduction in professional fees of $254,000 ($225,000 in 2005 as compared to $479,000 in 2004) and other miscellaneous general and administrative expense savings including consultants ($57,000), bank charges ($31,000), and utilities ($31,000). Other factors contributing to the reduction in expenses are lower delivery expenses of $800,000 ($2.0 million in 2005 and $2.8 million in 2004) and reduced accounts receivable financing fees of $179,000 ($425,000 in 2005 and $604,000 in 2004) both of which are directly related to the decline in sales. The cost savings and expense reductions were offset by an increase in marketing expenses excluding payroll related expenses of $477,000 ($1.193 million in 2005 and $716,000 in 2004) directly associated with our re-positioning and the launch of the DineWise brand, and lower bad debt recoveries in 2005 of $249,000 ($264,000 in 2005 and $513,000 in 2004). Overall marketing expenses increased $0.5 million to $1.4 million in 2005 from $0.9 million in 2004. Marketing expenses in 2005 is comprised of payroll related to marketing and advertising ($182,000), marketing department expense ($984,000) and exhibit shows ($209,000). Almost all marketing expenses related to developing and promoting the transition and re-positioning and launch of the new branded DineWise product line.

        Restructuring and other one time recoveries.   In 2005 and 2004, we recorded a gain of $6,000 and $56,000, respectively, in connection with certain settlements of accounts payable relating to our 2003 restructuring activities. In addition, in 2004, we recorded a net gain of $130,000 in connection with the extinguishment of certain capital leases also related to the 2003 restructuring plan.

        Depreciation and amortization.   Depreciation and amortization decreased in 2005 to $136,000 from $235,000 primarily due to the 2004 extinguishment of capital leases and the disposal of certain obsolete equipment in 2004 offset by an increase in software development and trademark and intangibles amortization of $46,000.

        Interest Expense. Interest expense, net decreased $70,000 in 2005 from $71,000 in 2004 primarily due to the extinguishment of capital leases during 2004.

        Income Taxes.   In 2005 and 2004 we recorded income tax expenses of $6,000 and $10,000, respectively, which is comprised principally of state franchise taxes. We have provided and continue to provide for a full valuation allowance against our deferred income tax assets. The valuation allowance is subject to adjustment based upon our ongoing assessment of our future income and may be wholly or partially reversed in the future.

        Net Income.   For the year ended December 25, 2005, net income decreased by $1.8 million to $.8 million from net income of $2.6 million in 2004. The decrease in net income in 2005 is primarily due to lower sales volumes in 2005 as compared to 2004 resulting primarily from a decline in food re-orders as well as higher marketing spending related to our transitioning of the new DineWise brand, as well as a $249,000 decline in bad debt recoveries in 2005 as compared to 2004.

Six Months Ended June 25, 2006 Compared To Six Months Ended June 26, 2005

        Revenue.  Revenue decreased to $5.479 million for the six months ended June 25, 2006 as compared to $7.920 million for the six months ended June 26, 2005. The decline in revenue of $2.441 million, or 30.8%, resulted primarily from a reduction in reorder food sales with the focus of sales and marketing on the new DineWise branded product line, as well as a reduction in service revenue. In 2003, we stopped offering warranty arrangements and as a result, service revenues will continue to decline with 2006 the final year in which service income will be recognized. Revenues related to these arrangements are recognized over the life of the contract, generally up to 36 months. As a result, service revenues related to warranty arrangements were $52,000 in 2006 as compared to $418,000 in 2005. Reorder food sales were, $4.833 million in 2006 as compared to $6.723 million in 2005 and houseware sales were $483,000 in 2006 as compared to $625,000 in 2005. New customer food sales were $146,000 in 2006 as compared to $193,000 in 2005, the decrease is primarily the result of the timing related to commencing the relaunch of the Dine Wise brand later in the second quarter of 2006.

        Cost of Goods Sold.   Cost of goods sold decreased $856,000 to $2.772 million for the six months ended June 25, 2006 as compared to $3.628 million for the prior year period. This reduction was primarily due to the above mentioned reduction in sales. Gross margin as a percent of revenue decreased to 49.4% in 2006 as compared to 54.1% in 2005, primarily due to the $366,000 reduction in service revenue.

        Operating Expenses.   Selling, general and administrative expenses decreased $232,000 to $3.508 million in 2006 as compared to $3.740 million in 2005. The decrease is attributable to a continued focus on controlling costs and overall lower sales volumes. The primary cost savings were the result of lower delivery expenses of $300,000 ($755,000 in 2006 and $1.055 million in 2005), reduced accounts receivable financing fees of $64,000 ($162,000 in 2006 and $226,000 in 2005) both of which are directly related to the decline in sales, and decreased marketing expenses of $61,000 ($676,000 in 2006 and $707,000 in 2005). Almost all marketing expenses were related to developing and promoting the transition, re-positioning and launch of the new branded DineWise product line. These reductions in expenses were offset partially by increased professional fees of $191,000, primarily services rendered in preparation of the completion of the reverse acquisition consummated on July 14, 2006 and as fully described on Form 8-K as filed on July 19, 2006.

        Restructuring and other one-time recoveries.   In 2006 and 2005, we recorded a gain of $0 and $5,000, respectively, in connection with certain settlements of accounts payable relating to our 2003 restructuring activities.

        Depreciation and amortization. Depreciation and amortization increased $21,000 in 2006 to $75,000, as compared to $54,000 in 2005, primarily due to the 2004 extinguishment of capital leases and the disposal of certain obsolete equipment in 2004 offset by an increase in software development and trademark and intangibles amortization of $28,000.

        Interest Expense.   Interest expense, net was $0 and $1,000, for the six months ended June 25, 2006 and June 26, 2005, respectively.

        Income Taxes.   In 2006 and 2005 we recorded income tax expenses of $2,000 and $4,000, respectively, which is comprised principally of state franchise taxes. We have provided and continue to provide for a full valuation allowance against our deferred income tax assets. The valuation allowance is subject to adjustment based upon our ongoing assessment of our future income and may be wholly or partially reversed in the future.

        Net Income.   For the six months ended June 25, 2006, net loss was ($878,000) as compared to net income of $498,000 for the six months ended June 26, 2005. The decrease in net income in 2006 was primarily due to lower sales volumes in 2006 as compared to 2005 resulting primarily from a decline in food re-orders as the Company continues to focus its sales and marketing efforts on the new DineWise brand.

Contractual Obligations and Commercial Commitments

        As of June 25, 2006, our principal commitments consisted of an obligation under an operating lease in connection with office space for our corporate headquarters. Although we have no material commitments for capital expenditures, we anticipate continuing requirements for capital expenditures consistent with anticipated growth in operations, infrastructure and personnel. Following is a summary of our contractual obligations. We have no other commercial commitments:

        Future minimum operating lease payments, adjusted for a lease amendment as of June 25, 2006, are as follows (in thousands):

Year	Amount

2006	$60
2007	121
2008	125
2009	128
2010	132
Thereafter	432

$998

        For the year ended December 25, 2005, we have an employment agreement with the Chairman and Chief Executive Officer dated September 1, 1998. The agreement automatically renews for one-year periods unless terminated with 30 days notice. The agreement provides for base compensation of $350,000 per year, a car allowance of $9,000 per year and payment of his medical, dental and life insurance that we may have in effect from time to time, as well as payments upon termination.

        Effective April 17, 2006, we have an employment agreement with the Vice President and Chief Financial Officer. His current base salary is $215,000 per year, as well as other benefits such as medical, dental and life insurance. In addition, he may be eligible for payments upon termination.

        Other than the lease and the employment agreements with our Chief Financial Officer and Chief Executive Officer, there were no items that significantly impacted our commitments and contingencies as disclosed in the notes to the consolidated financial statements for the year ended December 25, 2005.

Off-Balance Sheet Arrangements

        We have never entered into any off-balance sheet financing arrangements and have never established any special purpose entities. We have not guaranteed any debt or commitments of other entities or entered into any options on non-financial assets.

Liquidity and Capital Resources

For The Year Ended December 25, 2005

        At December 25, 2005, we had a cash balance of $1.3 million compared to a cash balance of $2.1 million at December 26, 2004. Our principal source of cash is the financing of accounts receivable through a third party financial institution whereby substantially all receivables are submitted for collection, without recourse. Generally payments, net of financing fees of approximately 3%, are received within 3-5 business days from the date of submission. At December 25, 2005, we had a working capital deficit of ($828,000), as compared with a working capital deficit at December 26, 2004 of ($1,230,000). At December 25, 2005 and for the full year then ended, we had no bank debt, term or revolving credit facilities to fund operations or investment opportunities. We currently have no off-balance sheet financing arrangements.

        For the year ended December 25, 2005, cash used in operations was $417,000. This was primarily attributable to net income for the period, adjusted for non-cash items of $895,000, decreases in accounts receivable of $117,000 and decreases in prepaid expenses and other assets of $138,000, more than offset by decreases in accrued expenses of $747,000 and deferred service revenue of $839,000. Our operations are organized to have a cash-to-cash cycle of approximately 5 days. This is accomplished by paying for inventory to outsourced vendors just prior to shipment to the customer and financing the accounts receivable from a third party financial institution.

        In the year ended December 25, 2005, net cash used in investing activities was $388,000 which primarily consisted of website and other software and development costs associated with the re-positioning and transition to DineWise and capital expenditures incurred for computer equipment and trade show booths. In the year ended December 25, 2005, net cash used in financing activities was $5,000 related to the repayment of capital lease obligations. We have not declared or paid any dividends in 2005. A redemption of preferred stock in the amount of $1.8 million was paid in 2004. As a result of the Merger, the preferred stock of NCPH was converted into our common stock.

For The Six Months Ended June 25, 2006

        At June 25, 2006, we had a cash balance of $.349 million compared to a cash balance of $1.306 million at December 25, 2005. Our principal source of cash is the financing of accounts receivable through a third party financial institution whereby substantially all receivables generated from sales to customers are submitted for collection, without recourse. Generally payments, net of financing fees of approximately 3%, are received within 3-5 business days from the date of submission. We had working capital (deficits) at June 25, 2006 and December 25, 2005 of ($1.712 million) and ($828,000), respectively. Included in our accrued expenses at June 25, 2006 and December 25, 2005 are net restructuring charges of $1.201 million and $1.271 million, respectively. In connection with these accrued charges, we may, from time to time, be in negotiations with vendors to pay reduced amounts which could result in forgiveness of debt income. At June 25, 2006 and for the period then ended, we had no bank debt, term or revolving credit facilities to fund operations or investment opportunities. We currently have no off-balance sheet financing arrangements.

        For the six months ended June 25, 2006, cash used in operations was $926,000, compared to cash used in operations of $300,000 for the period ended June 26, 2005. This was primarily attributable to a net loss for the period, adjusted for non-cash items of ($803,000), increases in accounts receivable of $81,000, increases in inventory of $59,000 and increased prepaid expenses and other assets of $115,000, due to the timing of insurance payments and a $40,000 deposit for its reverse acquisition completed on July 14, 2006, offset, in part, by increased accounts payable of $144,000. Our operations are organized to have a cash-to-cash cycle of approximately 5 days. This is accomplished by paying for inventory to outsourced vendors just prior to shipment to the customer and financing the accounts receivable from a third party financial institution.

        On July 14, 2006, we engaged in a financing transaction with Dutchess Private Equity Fund, LP and Dutchess Private Equities Fund II, LP, pursuant to which the Company sold convertible debentures and warrants to Dutchess. See “Description of Securities-Convertible Debentures and Warrants—Debenture Agreement with Dutchess”.

        For the six months ended June 25, 2006 investments in property, plant and equipment in the amount of $28,000 related primarily to office and computer additions.

        For the six months ended June 25, 2006 cash used in financing activities in the amount of $3,000 related to payments of capital lease obligations.

        We have not declared or paid any dividends for the six months ended June 25, 2006. We had accumulated accrued preferred stock dividends in the amount of $17.9 million at June 25, 2006. The obligation to pay accrued and ongoing dividends terminated on July 14, 2006 in connection with the reverse acquisition of the Registrant, pursuant to which our preferred stock was converted into common stock of the Registrant. The declaration and payment of dividends in the future will be determined by our Board of Directors in light of conditions then existing, including our earnings, financial condition, capital requirements and other factors.

Seasonality

        Our business does not experience fluctuation in sales due to seasonality.

Recent Accounting Pronouncements

        SFAS 123R, “Share-Based Payment.” SFAS No. 123R addresses all forms of share-based payment awards, including shares issued under employee stock purchase plans, stock options, restricted stock and stock appreciation rights. It requires companies to recognize in the statement of earnings the grant-date fair value of stock options and other equity-based compensation issued to employees, but expresses no preference for a type of valuation model. The statement eliminates the intrinsic value-based method prescribed by APB Opinion No. 25, and related interpretation, that we currently use. We have adopted SFAS No. 123R effective January 1, 2006 using the modified prospective method. Had we previously adopted this pronouncement, the effect would have been immaterial. Currently we have no stock option plan; however, we expect to adopt one in the future.

BUSINESS

The Company

        SimplaGene USA, Inc. was incorporated on August 2, 2002 under the laws of the State of Nevada. We were formed to market hepatitis B virus genetic data gathered by Ningbo SimplaGene Institute, a Chinese research institute, to pharmaceutical firms and research organizations. In November 2005, the U.S. based management of SimplaGene USA, Inc. discovered that Ningbo SimplaGene Institute had substantially curtailed its business and sold a number of its assets, including a substantial portion of its blood samples. As a result of these developments, the marketing agreement with Ningbo SimplaGene Institute was terminated and we did not have access to any saleable product, as anticipated in our initial business plan. Management then determined that it was in the best interests of our shareholders, to abandon our initial business plan and seek an opportunity to participate with the available remaining resources in another to-be-determined business venture which management believed has the appropriate potential for being successful. On the Closing Date, pursuant to the Merger Agreement, we acquired, through the Merger of Merco with and into NCPH, all of the NCPH Capital Stock. Upon completion of this transaction, the former NCPH shareholders and NCPH’s financial advisor acquired approximately 93.5% of our issued and outstanding shares of $0.001 par value common stock. This transaction constituted a change in control of our company. Accordingly, in connection with the change of control, Paul A. Roman, Chairman of the Board and Chief Executive Officer of NCPH, became our Chairman of the Board and Chief Executive Officer, Thomas McNeill, Vice President, Chief Financial Officer and a director of NCPH, became our Vice President, Chief Financial Officer and one of our directors, and Richard Gray, a director of NCPH, became one of our directors. Craig Laughlin was the Company’s sole officer and director prior to this transaction and resigned at the Closing Date. Mr. Laughlin was also our majority stockholder immediately prior to the Closing Date.

        On September 8, 2006, our stockholders, upon the recommendation of our Board of Directors, approved an amendment to our Articles of Incorporation to change our name from “SimplaGene USA, Inc.” to “Dinewise, Inc.” We filed the Certificate of Amendment to the Articles of Incorporation with the Secretary of State of the State of Nevada on September 15, 2006.

General

        We are a multi-channel direct to consumer retailer of branded, prepared, premium quality frozen proteins (such as beef, chicken, pork and fish), meals, soups, appetizers and deserts. We market through multiple channels, including direct mail, catalog, print, public relations, e-retailing and through our inbound, outbound call center.

        NCPH is a Delaware corporation established in 2001. We own 100% of Colorado Prime Corporation, a company originally established in 1959 to provide in-home “restaurant quality” beef shopping services throughout the United States. Prior to our reorganization in 2003, NCPH had a direct sales force in 33 states with 55 offices. Due to a rapid over-expansion of the core business and other non-core business activities, we experienced financial difficulties leading to a strategic reorganization in 2003. To generate cash to fund our operations and to repay our then principal lenders, we sold our accounts receivable at a significant discount. In addition, we restructured our operations and closed down our direct to consumer sales and telemarketing operations which included closing all offices outside of our corporate office and all distribution routes. We terminated approximately 930 employees nationally. These actions allowed us to satisfy all of our outstanding obligations under our then-existing credit facility.

        Under our new business model, we no longer collect our own accounts receivable, a function that we outsourced to Shoppers Charge Accounts Co., a division of TD Banknorth. In addition we can receive customer payments by use of any major credit card. Over the last two years, we have (i) returned to our core competency of providing a quality, value-added product, (ii) restructured our operating business to improve cash flow by emphasizing expense control, eliminating overhead, closing offices, and exiting non-core businesses, and (iii) re-established and expanded our marketing channels.

        To capitalize on changing consumer lifestyles and trends, we recognized a market opportunity to reposition our business through a prepared meals product offering that would satisfy the increasing demands of a time constrained population. As a result, during 2005 the DineWise brand was created to serve this market by attracting new customers through multi-channel media which includes catalogues, e-commerce and strategic alliances, as well as existing customer referrals. DineWise is a direct-to-consumer gourmet home meal replacement provider. DineWise targets lifestyle profiles, i.e. busy moms, singles, retirees, seniors, and working couples, as well as health profiles including diabetic, heart smart, low carbohydrate, low calorie, and weight loss.

        We have positioned our DineWise brand as the solution for time-constrained but discerning consumers focused on satisfying every member of the family by offering a broad array of the high quality meal planning, delivery, and preparation services. Products are customized meal solutions, delivered fresh-frozen directly to the home. Using the efficiency, exposure and reach of the Internet and other direct marketing channels, DineWise capitalizes on consumers’ emerging need for convenient, simple, customized solutions for home meal planning and preparation that satisfies the consumers’ health and lifestyle needs in three (3) market segments:

        Home Meal Replacement (which we refer to as HMR), which includes ready-to-eat, ready-to-heat, or ready-to-assemble hot or cold meals or entrees.

        Direct-To-Consumer (which we refer to as DTC) Foods, which includes all direct-mail catalogs and online shopping.

        DTC Diet and Health Compliant Foods Market, which includes branded product programs and branded compliant products.

        We have identified the diet market as an opportunity to mirror our premium frozen prepared meals and our meal planning services. Trained nutritional consultants are available to answer questions, custom design, and recommend a meal plan to help each customer achieve their individualized or family taste preferences. Our website, www.dinewise.com, provides customers the flexibility of ordering products 24 hours a day, seven days a week. Customers can either choose from our gourmet prepared food meals in pre-set packages ranging from $199 - $499, or customize their orders to their own particular preferences. We ship orders directly to our customers in 48 states through our contracted third-party fulfillment providers.

        We are also a direct marketer of gourmet prime cut proteins such as filet mignon, rack of lamb, rib roast, chicken cordon bleu, jumbo shrimp, tuna steaks and lobster tails. Our products are flash frozen in waste free, safe, and portion controlled packaging. We also offer hors d’oeuvres, desserts and other complimentary items, such as our “kitchen indispensable” housewares line. We have grown our offerings from just beef to an assortment of approximately 125 prime cut proteins, 225 assorted vegetables, soups, appetizers, desserts and other meals accents. In addition, with our new branded proprietary DineWise product line, we have expanded our offerings to include approximately 100 gourmet prepared meals and meal compliments, with approximately 2,000 various meal combinations.

Products

        Our assortment of approximately 125 prime cut proteins such as filet mignon, rack of lamb, rib roast, chicken cordon bleu, jumbo shrimp, tuna steaks and lobster tails, and 225 assortments of vegetables, soups, appetizers, desserts and other meals accents is complimented by our new branded proprietary DineWise product line that offers approximately 100 gourmet prepared meals and meal compliments, with approximately 2,000 meal combinations. With our unique Mix & Match customized meal builder software, DineWise provides our customers more choice than other online food sites in our marketing space. DineWise products include:

Prepared Meals

        Chef Selections

Chef Dana McCauley was engaged to craft a selection of complete meals, ensuring that each entree is perfectly balanced for peak flavor. Examples include:

•	Herbed Salmon w/Butternut Squash & Broccoli &Red Peppers

•	Beef Top Blade w/Roasted Potatoes & Asparagus

•	Rack of Lamb w/Red Skin Mashed Potatoes & Snap Peas & Carrots

•	Stuffed Cajun Pork Chop w/Apple Pecan Stuffing & Baby Carrots

        Express Meals

Chef-prepared Express Meals are complete meals individually packaged in microwave containers. The traditional "comfort food" menu is children-friendly and they have been very popular as office lunches.

        Minute Pasta

Minute Pastas have the sauce baked into the fiber of each individual piece of pasta.

        Family Style

The chef-prepared entrees, sides, and vegetables are available in convenient, single serving quantities of four. These same entrees, sides, and vegetables are available as Mix & Match/ a la carte offerings.

        Meal Accents

Includes appetizers and soups such as:

•	Mini Chicken Wellingtons

•	Spanikopita

•	Crab Cakes, Maryland Style

•	Cream of Asparagus with Lobster

Also Includes gourmet desserts such as:

•	Chocolate Truffle Lava Cake

•	Single Serving Margarita Cheesecake

Meal Solutions

MEAL PLANS

•	$199 Combo Plan - 21 Meals

•	$199 Mix-n-Match Plan - 16 Meals

•	$299 Value Plan - 38 Meals

•	$299 Favorites Plan - 32 Meals

•	$299 Gourmet Plan - 24 Meals

•	$399 Value Plan - 52 Meals

•	$399 Favorites Plan - 44 Meals

•	$399 Gourmet Plan - 32 Meals

•	$499 Combo Plan - 60 Meals

•	$499 Mix-n-Match Plan - 52 Meals

Nutritional Foods

DIET MIX & MATCH

We offer foods that meet the qualifications for diabetic and other nutrient specific needs such as low fat, low carb, or low calorie. These items are available on an a la carte basis.

DIET FRIENDLY

Using the same offerings as the Diet Mix & Match offer, DineWise also offers meal plans based on 1,300-1,500, 1,600-1,900, and 2,000-2,300 calories. Qualitative information/links include daily nutritional needs calculators as well as access to a registered dietician consultation.

Housewares

Kitchen Indispensables

We offer our "kitchen indispensables", a high-end (SRP) complimentary houseware line. We use a model similar to the Hammacher Schlemmer Institute in which a group of trend-setting consumer peers have chosen the most innovative housewares centered on convenience and food preparation. The housewares category affords DineWise the opportunity to expand its online advertising and to create more web traffic to its site.

Freezers

To facilitate product purchasing, we offer freezers in three sizes: five cubic feet (5 ft(3)), fourteen cubic feet (14 ft(3)), or twenty one cubic feet (21 ft(3)) through our national service relationship with Sears.

Gifts & Gift Certificates

Gift certificates or any of the above items can be sent as gifts for weddings, bridal showers, baby showers, new parents, corporate occasions, newlyweds, single moms/dads, or to college students.

Product Development

In addition to an advisory board consisting of two executive chefs, a nutritionist and a registered dietician, DineWise leverages the expertise of leading third party food developers with proven commercial success. These relationships support the ongoing development of nutritionally correct products that meet the ongoing dieting and healthy eating needs of the consumer, as well as high quality gourmet and fine dining products. Areas of future product development include organic and ethnic food offerings. All of our foods are evaluated for nutrition and compliance with our programs, using taste test panels. We continually evaluate the latest technologies in microwave packaging and the improvements in taste and preparation are constantly being monitored.

Further, we engage consulting firms and work directly with packaging vendors to evaluate and test the latest developments. We are working with the latest functional food and ingredients that replace fat, salt and improve the nutritional value of our food and are evaluating a wide range of new products world-wide for import, private label or exclusive distribution.

Distribution Methods

Consumers can place orders twenty four (24) hours a day, seven (7) days a week, via a toll-free call or the Internet, and charge their orders to any major credit card, or with a company-offered credit program. Our outsourced supply and fulfillment vendors ship directly to the consumer's home (or other designated shipping address) within 48 states from their state-of-the-art fulfillment centers. Coolers are shipped with dry ice to insure that contents arrive frozen at the customer's convenience, and provide attractive, branded, private label express delivery to the consumer's home within two-to-three days of placing their order.

Growth Strategy

        Our strategy for DineWise is to become a leading direct-to-consumer provider of upscale home meal replacement solutions by delivering superior customer satisfaction in terms of taste, nutritional content, variety and convenience, while significantly reducing customer acquisition costs and generating attractive profit margins. Initiatives to accomplish this objective center on our core competencies of customer shopping convenience, meal planning, sourcing gourmet food products, home delivery of perishable foods, and high reorder customer satisfaction trends. Further, we intend to expedite this organic growth through potential acquisitions of companies with strategic products, distribution channels, internet reach, or prepared product manufacturers.

        Using the efficiency, exposure and reach of the Internet and other proven direct marketing channels, we will strive to capitalize on consumers’ growing need for convenient, customized solutions that satisfy their health and lifestyle needs in three market segments:

        HMR, which includes ready-to-eat, ready-to-heat, or ready-to-assemble hot or cold meals or entrees.

        DTC Foods, which includes all direct-mail catalogs and online shopping.

        DTC Diet and Health Compliant Foods Market, which includes branded product programs and branded compliant products, sold through various channels of distribution.

        To address the growth opportunities in these three market segments, we have positioned our brand, DineWise , as the solution for time-constrained but discerning consumers focused on satisfying every member of the family by offering a broad array of the highest quality prepared meals, along with value added services like meal planning, one stop shopping and preparation services, as well as nutritional consultation. Products are customized meal solutions, delivered fresh-frozen directly to the home. Along with the tag line of “rethink meals”, DineWise communicates our broad offering and brand positioning, and speaks to the markets we have targeted.

        The future growth of DineWise is expected to be generated from more effective customer acquisition and retention and use of prospect databases. We expect to generate new revenue streams by providing several channels to purchase products without a large purchase commitment. Our marketing objective is to appreciably increase our user base, while significantly reducing customer acquisition costs generating attractive profit margins.

        We have identified a gap in the diet market and believe premium, fully prepared, fresh frozen foods will be a competitive advantage. Trained nutritional consultants are available to answer questions, custom design, and recommend a meal plan to help each customer achieve their individualized or family taste preferences. We expect to launch a weight management system in the first half of 2007. The DineWise Diet Plan will be based on portion- controlled, premium prepared frozen meals. Our plan will consist of complete prepared meals and prepared a la carte portions that are designed to be low calorie, low fat, low sodium and contain complex carbohydrates. The customer will be able to choose one of our pre-set food packages or customize their monthly order. To promote our brand, we expect to market our weight management system through multiple media channels, which may include television, print, direct mail, internet and public relations.

        Other areas of growth may include gifting, both personal and business to business, corporate wellness plans and expanded product lines to include organic, vegetarian, ethnic, kids, babies, party plans and seniors market with a value priced variety of monthly plans.

Markets

    U.S. consumers spend $1 trillion per year on food consumption (according to the U.S. Bureau of Statistics) and are increasingly seeking fresh, quick, convenient and healthy ways to prepare meals at home as a result of heightened concern over personal wellness. Providers of fresh prepared foods (from supermarkets and restaurants) respond to this need by providing nutritious products that require reduced meal preparation time. A study by the NPD Group, a provider of global sales and marketing data, found that 70% of consumers do not plan dinner until dinnertime, causing more people to choose convenient meal solutions. Our long-term product development and marketing plans are based on our thesis that over time individuals are becoming more aware of the negative health and financial consequences of being overweight and, therefore, will focus not only on weight loss but also on healthy weight maintenance.

        We have a multi-channel reach with few demographic restrictions, currently marketing in 48 contiguous U.S. states. Currently, DineWise targets the high end of the HMR / DTC food market. This “mass affluent” group includes twenty three million households with incomes of $75,000 or more. Certain fast food chains (e.g., Subway) serve the “mass-market” segment of HMR.

        Our primary targets are (i) dual income families with children, (ii) professional females, (iii) time-starved couples and individuals who appreciate fine cuisine, and (iv) those seeking quick, easy, quality foods and prepared meals. DineWise also targets niche markets such as (i) diabetics and their families, (ii) the health conscious, and (iii) branded diet followers. A secondary target is gifting-both personal and corporate- which is a natural extension of our focus. Targeted consumers represent a proven market for home meal replacement and direct-to-consumer marketing as they (i) value convenience and variety, (ii) are concerned with portion size, (iii) have a high interest in caloric and nutritional content, (iv) and represent a significant portion of the population with the purchasing power to provide a strong volume base for DineWise. These targeted groups, which include single urban professionals, empty nesters, and caregivers to the elderly, can readily access DineWise products through convenient online or offline access.

Sales & Marketing

        2005 was focused on investing in the DineWise brand and beta testing, while 2006 is about refining the brand, products, and customer base creation and retention. We have initial plans to partner with circulation and content rich partners on a variable cost basis, helping control expenses. Along with this business development relationship or “storefront”, we have additionally initiated both on and offline traditional media and promotional strategies.

        Online Advertising - Our online advertising strategy includes the use of keyword search terms, email newsletters and target emails primarily to our own or partners’ email database. We also place online banner advertising through affiliate programs that compensate advertisers on a cost-per-customer acquired basis.

        Offline Advertising - Offline advertising is used to encourage qualified customers to either call a certified nutritionist or access our website increasing online or telephone availability awareness. We expect to reach our target audience through a combination of direct response television, home shopping, print and catalog requests, as well as “ride along” supplemental advertising. Our in-house call centers enable us to retain greater control of the quality, timeliness and cost of fulfilling product orders over other marketers who outsource fulfillment services to unrelated contractors. Through our toll-free numbers, customers place orders, request catalogs or make merchandise and order inquiries. Customers generally have access to real-time product availability information and are able to select a desired receipt date at the time of order. Our experienced customer service representatives are an integral part of our business. We hire, train and retain customer-friendly customer service agents to answer telephone and email inquiries, to offer online customer service and to provide prompt attention and helpful information in response to our customers’ inquiries. Our representatives are knowledgeable about our products and are encouraged to upsell with their sales skills.

        We have initiated a cross marketing campaign to approximately 18,000 of our existing Colorado Prime Foods customers with our new branded DineWise product line. And as new DineWise customers are attained, we will also be able to offer the wide array of Colorado Prime Foods products as well. Given our wide customer base and direct to consumer reach, it has no financial reliance on any one customer.

Suppliers

        Currently, our order fulfillment is handled by two contracted outsourced providers. In order to meet our high quality standards for product creation and development, current fulfillment providers are directed to purchase from approximately 85 vendors. They, then assemble, pick, pack, and fulfill orders for final delivery by FedEx ground or air from orders that are received online, by phone or mail, and digitally transmitted through our order fulfillment software.

Competition

        In the Direct To Consumer/ Home Meal Replacement market for lifestyle meals and plans our competition is limited to a few small competitors and expansion by some larger companies such as Omaha Steaks and Schwanns, which have significantly greater financial, technical, sales and marketing resources than we do. We believe, however, there is no company that offers the breadth, depth and customization of products and services that we do for both the DTC/HMR and diet markets. In the DTC weight loss food product market the competition is limited to a few small companies, as well as Jenny Craig, e-Diets, NutriSystem and Zone Chef. We believe our competitive advantage is a superior consumer value proposition that is inclusive of premium, non-dietary products, as well as premium diet / healthy offerings. Our customers may choose from a large selection of fresh frozen meals and meal components that allow them to dine without the pressure of refrigerated shelf life exposure. Our premium offering is a higher quality than usually found competitively. We also believe our competitive strength is customization based on individual or family requirements and preferences, along with portion control that adds to an excellent customer value proposition.

        Our core competencies include:

        Quality - DineWise offers gourmet, restaurant-quality meals to the individual or family. Working with product development specialists Dana McCauley & Associates, a nutritionist and registered dietician, DineWise is continually developing nutritionally sound products that meet the ongoing dieting and healthy eating needs of the consumer.

        Choice- We offer over 2,000 gourmet meal combinations through our unique mix-and-match automated ordering system. In addition to these meal plans, we offer premium desserts, appetizers and soups, giving us the ability to market to singles, busy couples with children, seniors, diabetics, as well as diet conscious consumers.

        Convenience - Phone, Internet, live chat, catalogue, person-to-person, whichever venue a customer prefers, is available to place an order. Once delivered, the fresh frozen aspect of the program allows the consumer to eat the food when they want, they do not have to worry about spoilage and the entrees are always at their peak freshness.

        Safety - As food safety is always important, DineWise products are sourced from a “food chain insured” supervisory umbrella of all agency protocols. All products are flash frozen products to maintain their flavor, vitamins and overall color and consistency. Flash freezing provides for a longer shelf life and is generally viewed as a superior process to traditional freezing techniques.

        Based upon the above factors, we believe we can compete effectively in the DTC/HMR and diet markets. We, however, have no control over how successful competitors will be in addressing these factors.

Employees

        As of June 16, 2006, we had 36 employees; 19 in sales and marketing, 4 in customer service, 11 in finance, administration, information systems and operations, and 2 executive officers. None of our employees are represented by a labor union, and we consider relations with our employees to be good.

Properties

        We lease approximately 5,330 square feet in Farmingdale, New York, which houses our corporate headquarters and all business functions. The lease term expires January 31, 2014 and has an annual base rent of approximately $118,000 for the fiscal year ending December 31, 2006. We believe this facility is adequate to meet our current and future operating needs.

Legal Proceedings

        We are not currently a party to any material legal proceedings. We may become from time to time involved in legal proceedings in the ordinary course of business. We may not be successful in defending these or other claims. Regardless of the outcome, litigation can result in substantial expense and could divert the efforts of our management.

MANAGEMENT

        The following table sets forth the name, age and position of each of our executive officers and directors:

Name	Age	Description	Position(s) with the Company

Paul A. Roman	56	Executive Officer and Director	Chairman, President and Chief Executive Officer
Thomas McNeill	43	Executive Officer and Director	Vice President, Chief Financial Officer and Director
Richard Gray	51	Director	Vice President Business Development,
			Chief Marketing Officer and Director

        Paul A. Roman has served as the Chairman of our Board of Directors and as our Chief Executive Officer since June 1999. From 1990 to 1998, Mr. Roman was President of Rollins Protective Services, a division of Rollins, Inc. (NYSE: ROL), a leading provider of electronic security services for commercial and residential alarm customers throughout the United States, prior to the company’s sale to Ameritech, a regional Bell operating company. From 1987 to 1990, Mr. Roman was Managing Director of LVI, a Los Angeles based advisory firm specializing in mergers and acquisitions, financing, and various general management assignments for service companies with contracted recurring revenue streams.

        Thomas McNeill has served as our Vice President and Chief Financial Officer since April 17, 2006. Previously he was corporate Secretary of Global Payment Technologies Inc. (which we refer to as GPT), a Nasdaq NMS technology company, since March 1997 and was Vice President and Chief Financial Officer since September 1997. From October 1996 to September 1997 he served as Controller of GPT. From March 1995 through October 1996, Mr. McNeill was Director of Finance for Bellco Drug Corp., a pharmaceutical distribution company. From January 1991 through August 1992 he was Controller and from August 1992 to May 1994 he was Vice President of Operations for the Marx & Newman and Co. division of United States Shoe Corporation, a manufacturer and distributor of women’s footwear. Mr. McNeill is a Certified Public Accountant.

        Richard Gray has been our Vice President Business Development & Chief Marketing Officer since October 2003 on a consulting basis. His background consists of twenty-five years of general management, operations and marketing experience. In 1979 Mr. Gray sold his healthcare company to W.R. Grace, continuing on to do mergers, acquisitions, joint ventures and licensing agreements for Chemed, a wholly-owned subsidiary of W.R. Grace. He possesses broad experience in direct marketing with detailed knowledge of effective lifetime customer value strategies and integrated multi-channel programs. Prior to joining us, he has consulted in all areas of direct-to-consumer marketing and sales of perishable foods including: Atkinsnutritionals.com, Balduccis.com, and Vitamins.com.

        To our knowledge, no director, officer or affiliate of Dinewise, and no owner of record or beneficial owner of more than five percent (5%) of the securities of us, or any associate of any such director, officer or security holder is a party adverse to us or has a material interest adverse to us in any pending litigation.

Audit Committee

        We do not currently have an Audit Committee (and, accordingly, has no audit committee financial expert on an Audit Committee) due to our current resources. However, we may form an Audit Committee in the future based upon our needs and resources. Currently, the entire Board of Directors constitutes the Audit Committee.

EXECUTIVE COMPENSATION

        The following table sets forth for the fiscal years ended December 25, 2005, December 26, 2004, and December 28, 2003 the compensation awarded to, paid to, or earned by, our Chief Executive Officer. No other executive officer had total compensation during any of the fiscal years ended December 25, 2005, December 26, 2004 and December 28, 2003 in excess of $100,000.

SUMMARY COMPENSATION TABLE

	Annual Compensation			Long-Term Compensation Awards

Name and Principal Position	Year	Salary ($)	Bonus	Securities Underlying Options/ SAR's		All Other Compensation

Paul A. Roman, Chairman, Chief	2005	$350,000	--	--		--
Executive Officer and President	2004	$350,000	$17,000	$238,000	(1)	--
	2003	$350,000	$188,000	--		--

Effective April 17, 2006, the Company hired Thomas McNeill as its Vice President and Chief Financial Officer.

(1)	In March 2004, Mr. Roman was granted 3,200 shares of preferred stock of NCHP in consideration of services rendered, which converted into common stock on July 14, 2006 as a result of the Merger.

        On September 1, 1998, we entered into an employment agreement with Paul A. Roman. Pursuant to the agreement, Mr. Roman receives a base salary and is eligible for year-end bonus awards based upon individual performance and the achievement of specified financial and operating targets. The employment agreement further provides a non-competition agreement for a period of two years following termination for Good Cause (as defined in the agreement) and for a period of one year following termination without Good Cause. If we terminate Mr. Roman without Good Cause, he has the right to receive his base salary for one year from the date of termination and any other benefits to which he would otherwise be entitled. If Mr. Roman terminates his employment with us for good reason, as that term is defined in the employment agreement, he has the right to receive his base salary for one year from the date of termination, any other benefits to which he would otherwise be entitled and any incentive bonus award earned and due, pro rated as through the date of termination.

        On March 16, 2006, we entered into an employment agreement with Thomas McNeill for his employment beginning on April 17, 2006. The employment agreement provides for a base salary of $200,000, which was increased by $15,000 upon consummation of the Merger, and year-end bonus awards tied to overall profit attainment ranges. If we terminate Mr. McNeill without Cause (as defined by the agreement), he would have the right to receive as severance his base salary paid in either one lump sum or over the period of six months, at the sole discretion of the CEO, and any other benefits to which he would otherwise be entitled would continue for one year from the date of termination. If we undergo a change of control, he would have the right to receive a severance of one and a half times his annual salary in either one lump sum or over the period of six months at the sole discretion of the CEO, and any other benefits to which he would otherwise be entitled would continue for one year from the date of termination. If we terminate Mr. McNeill for Good Cause (as defined in the agreement), or Mr. NcNeill resigns, he would not have the right to receive any severance.

Compensation of Directors

    Mr. Roman, our sole member of the Board of Directors during the last fiscal year, did not receive compensation for services rendered as a Board member.

PRINCIPAL SHAREHOLDERS

        The following table sets forth certain information with respect to the beneficial ownership of our equity securities as of October 12, 2006 by:

•	each security holder known by us to be the beneficial owner of more than 5% of our outstanding securities;

•	each of our directors;

•	each of our executive officers; and

•	all directors and executive officers as a group.

        The table gives effect to the conversion of the common and preferred stock of NCHP into our common stock pursuant to the Merger Agreement.

        Unless otherwise specified, the address of each of the persons set forth below is in care of Dinewise, Inc., 500 Bi-Country Boulevard, Suite 400, Farmingdale, NY 11735.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Outstanding Shares
MacKay Shields, LLC (2)	11,436,057	38.1%

Trust Company of the West (3)	4,276,203	14.3%

Golden Tree Asset Management, LP (4)	2,845,712	9.5%

Paul A. Roman	4,020,069	13.4%

Thomas McNeill	0	0.0%

Richard Gray	0	0.0%

AIG Global Investment (5)	1,520,317	5.1%

Crusader Securities, LLC (6)	1,800,000	6.0%

All directors and executive	4,020,069	13.4%
officers as a group (3 persons)

(1)	A person is deemed to be the beneficial owner of a security if such person has or shares the power to vote or direct the voting of such security or the power to dispose or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities if that person has the right to acquire beneficial ownership within 60 days of the date hereof. Except as otherwise indicated the named entities or individuals have sole voting and investment power with respect to the shares of Common Stock beneficially owned.

(2)	The address for MacKay Shields, LLC is 9 West 57th Street, New York, New York 10019.

(3)	The address for Trust Company of the West is 11100 Santa Monica Boulevard, Suite 2000, Los Angeles, California 90025.

(4)	The address for Golden Tree Asset Management, LP is 300 Park Avenue, 25th Floor, New York, New York 10022.

(5)	The address for AIG Global Investment is 2929 Allen Parkway, A37, Houston, Texas 77109

(6)	The address for Crusader Securities, LLC is 230 Park Avenue, New York, New York 10169.

SELLING SHAREHOLDERS

        This prospectus relates to the resale from time to time of up to a total of 38,189,141 shares of our common stock by the selling shareholders identified in this prospectus. We issued certain shares of our common stock while we were a “blank check company” (as defined in the rules and regulations of the SEC). Such shares are subject to the Worm Letter. As stated in the Worm Letter, it is the position of the SEC’s Division of Corporation Finance that securities issued by “blank check companies” are not transferable under Rule 144. As a result, these shares may not be transferred under Rule 144. All securities that we believe were issued while we were a “blank check company” are being registered for sale under the registration statement of which this prospectus is a part in order to permit the selling shareholders to resell to the public the shares of our common stock in connection with this transaction. In connection with the Merger we issued to the selling shareholders 27,289,141 shares of the common stock covered by this prospectus. An additional 900,000 shares of common stock covered by this prospectus were owned by our former sole officer and director prior to the Merger. As described under “Prospectus Summary” above, 10,000,000 shares of common stock covered by this prospectus are issuable upon exercise of the Warrants and conversion of the Debentures.

        The following table sets forth the names of the selling shareholders, the number of shares of common stock beneficially owned by the selling shareholders as of October 12, 2006, the number of shares of common stock being offered by the selling shareholders, the number of shares of common stock each selling shareholder will beneficially own if the shareholder sells all of the shares being registered and the selling shareholder’s percentage ownership of our common stock if all the shares in the offering are sold. The shares being offered hereby are being registered to permit public secondary trading, and the selling shareholders may offer all or part of the shares for resale from time to time. However, the selling shareholders are under no obligation to sell all or any portion of such shares nor are the selling shareholders obligated to sell any shares immediately under this prospectus. To prevent dilution to the selling shareholders, the following numbers may change because of adjustments to reflect stock splits, stock dividends or similar events involving our common stock.

Selling Shareholders	Shares of Common Stock Beneficially Owned Prior to Offering		Shares of Common Stock to be Sold	Shares of Common Stock Beneficially Owned After Offering if All Shares are Sold

	Number of Shares	Percentage of Class Owned		Number of Shares	Percentage of Class Owned

MacKay Shields LLC (1)	11,436,057	38.1%	11,436,057	0	*
Dutchess Private Equities Fund, LP and
Dutchess Private Equities Fund, II,
LP (2)	10,000,000	25.0%	10,000,000	0	*
Trust Company of the West (3)	4,276,203	14.3%	4,276,203	0	*
Golden Tree Asset Management, LP (4)	2,845,712	9.5%	2,845,712	0	*
Paul A. Roman (5)	4,020,069	13.4%	4,020,069	0	*
Crusader Securities, LLC (6)	1,800,000	6.0%	1,800,000	0	*
AIG Global Investment Corp. (7)	1,520,317	5.1%	1,520,317	0	*
Craig Laughlin (8)	900,000	3.0%	900,000	0	*
21st Century Associates, LLC (9)	450,000	1.5%	450,000	0	*
Marc Rosen (10)	141,630	*	141,630	0	*
Ken Saccente (11)	141,206	*	141,206	0	*
Larry Pearl (12)	139,078	*	139,078	0	*
Virginia Drumm (13)	139,078	*	139,078	0	*
Jean Fitzgerald (14)	139,078	*	139,078	0	*
Terry Kefalas (15)	139,078	*	139,078	0	*
Anschutz Foundation (16)	98,925	*	98,925	0	*

Selling Shareholders	Shares of Common Stock Beneficially Owned Prior to Offering		Shares of Common Stock to be Sold	Shares of Common Stock Beneficially Owned After Offering if All Shares are Sold

	Number of Shares	Percentage of Class Owned		Number of Shares	Percentage of Class Owned

Chris Massaqlia (17)	2,541	*	2,541	0	*
Rich Mosback (18)	169	*	169	0	*
Total	38,189,141	95.5%	38,189,14	0	*

_________________

*	Less than 1%
(1)	We have been advised by the selling shareholder that the pecuniary interests in these shares are held by a number of clients for whom MacKay Shields LLC is the discretionary investment adviser or sub-advisor. Such clients have granted MacKay Shields LLC the authority to vote their shares. J. Matthew Philo of MacKay Shields LLC has voting power with respect to these shares. The selling shareholder or its affiliates may be deemed to be “underwriters” within the meaning of the Securities Act.
(2)	Consists of 10,000,000 shares issuable upon the exercise of the Warrants and the conversion of the Debentures. Michael Novielli and Douglas Leighton are the managing members of Dutchess Capital Management, LLC which acts as general partner to Dutchess and exercise voting power with respect to these shares.
(3)	The shares are beneficially held of record by SHOP II and SHOP IIB. The investment advisor authorized to vote securities for SHOP II is TCW Investment Management Company (“TIMCO”) and the investment manager for SHOP IIB is TCW Asset Management Company (“TAMCO”). We have been advised by the selling shareholder that the Boards of Directors of TIMCO and TAMCO have voting and investment authority for their respective funds. The selling shareholder or its affiliates may be deemed to be “underwriters” within the meaning of the Securities Act.
(4)	We have been advised by the selling shareholder that Tom O’Shea and Steven Tananbaum exercise voting power with respect to these shares.
(5)	Mr. Roman is our Chairman, Chief Executive Officer and President.
(6)	We have been advised by the selling shareholder that Blair A. West has voting power with respect to these shares. The selling shareholder or its affiliates may be deemed to be “underwriters” within the meaning of the Securities Act.
(7)	We have been advised by the selling shareholder that Greg Braun and Damian Geirstkemper have voting power with respect to these shares.
(8)	Mr. Laughlin is our former sole officer and director and resigned from these positions as of July 14, 2006.
(9)	We have been advised by the selling shareholder that J. Michael Valo has voting power with respect to these shares.
(10)	Mr. Rosen is our Vice President of Sales.
(11)	Mr. Saccente is our Vice President of Operations.
(12)	Mr. Pearl was our Director of Marketing until April 2005.
(13)	Ms. Drumm is our Controller.
(14)	Ms. Fitzgerald is our Executive Assistant.
(15)	Mr. Kefalas is our Vice President of Logistics and Product Management.
(16)	We have been advised by the selling shareholder that M. LaVoy Robison has voting power with respect to these shares
(17)	Mr. Massaqlia is our Sales Representative.
(18)	Mr. Mosback is our Director of MIS.

DETERMINATION OF OFFERING PRICE

        No trading market for the shares being offered on behalf of the selling stockholders exists as of the date of this offering. Consequently, the aggregate offering price of the shares of $48,882,100, calculated as $1.28 per share for the 38,189,141 shares to be registered was estimated solely for purposes of determining the filing fee in accordance with Rule 457(c) under the Securities Act. The offering price was determined based upon the average of the bid and asked price of our common stock on August 4, 2006 and should not be regarded as an indication of any future market value of our securities.

PLAN OF DISTRIBUTION

        The selling shareholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of our common stock on the trading market or any other stock exchange, market or trading facility on which our shares of common stock are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	any other method permitted pursuant to applicable law; or

•	under Rule 144 under the Securities Act, if available, rather than under this prospectus.

        Paul A. Roman, our Chief Executive Officer, Thomas McNeill, our Chief Financial Officer and Richard Gray, our Chief Marketing Officer have each agreed, in a Leak-Out Agreement with Dutchess (each of which we refer to as a Leak-Out Agreement) not to publicly or privately offer to sell, contract to sell or otherwise sell, dispose of, loan, gift, donate, pledge or grant any rights with respect to any shares of our common stock, any options or warrants to purchase any shares of our common stock or any securities convertible into or exchangeable into our common stock, until the earlier of July 14, 2009 or such time as the Debentures are no longer outstanding, except, with certain qualifications, as described in this paragraph. Each week, each of these three executives will have the right to effect open market sales of our common stock in an aggregate amount equal to 1.00% of the total weekly volume in our common stock for the prior week ended. If the price of our common stock increases beyond $2.25, such employees will be able to sell shares of our common stock in aggregate amounts ranging from 2.5% to 3.5% of the total weekly volume in our common stock for the prior week ended based upon the then-current share price of our common stock. These three executives will be permitted to sell an unlimited number of shares at any time the price of our common stock exceeds $4.35 per share.

        Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

        In connection with the sale of our common stock or interests therein, the selling shareholders (other than Dutchess) may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common stock in the course of hedging the positions they assume. The selling shareholders (other than Dutchess) may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge our common stock to broker-dealers that in turn may sell these securities. The selling shareholders (other than Dutchess) may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

        The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling shareholders have informed us that they do not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute our common stock.

        We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

        Because the selling shareholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling shareholders have advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling shareholders.

        The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling shareholders or any other person. We will make copies of this prospectus available to the selling shareholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

RELATED PARTY TRANSACTIONS

        There have been no material transactions between Dinewise and any of our directors, officers or shareholders or any member of any of their respective immediate families in the last two years.

DESCRIPTION OF SECURITIES

        Our authorized capital stock consists of 50,000,000 shares of common stock, par value $.001 per share, and 10,000,000 shares of preferred stock, par value $.001 per share. As of October 12, 2006, we had approximately 30,000,000 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. The following discussion summarizes our capital stock. This summary is not complete and you should refer to our articles of incorporation and our bylaws, which have been filed as an exhibit to our registration statement of which this prospectus forms a part.

Common Stock

        The holders of common stock are entitled to one vote per share on each matter submitted to a vote of stockholders. In the event of liquidation, holders of common stock are entitled to share ratably in the distribution of assets remaining after payment of liabilities, if any. Holders of common stock have no cumulative voting rights, and, accordingly, the holders of a majority of the outstanding shares have the ability to elect all of the directors. Holders of common stock have no preemptive or other rights to subscribe for shares. Holders of common stock are entitled to such dividends as may be declared by the board of directors out of funds legally available.

Preferred Stock

        We are authorized to issue up to 10,000,000 shares of preferred stock. As of October 12, 2006, there are no shares of preferred stock issued and outstanding. Our preferred stock may be issued from time to time in one or more series, with such distinctive serial designations as may be stated or expressed in the resolution or resolutions providing for the issue of such stock adopted from time to time by our board of directors. Our board of directors is expressly authorized to fix:

•	Voting rights;

•	The consideration for which the shares are to be issued;

•	The number of shares constituting each series;

•	Whether the shares are subject to redemption and the terms of redemption;

•	The rate of dividends, if any, and the preferences and whether such dividends shall be cumulative or noncumulative;

•	The rights of preferred stockholders regarding liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding up of our Company; and

•	The rights of preferred stockholders regarding conversion or exchange of shares for another class of our shares.

        The availability of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of discouraging takeover proposals, and the issuance of preferred stock could have the effect of delaying or preventing a change in control of us not approved by the board of directors.

Convertible Debentures and Warrants

        Debenture Agreement with Dutchess

        On the Closing Date, we entered into a Debenture Agreement with Dutchess pursuant to which we agreed to sell to Dutchess an aggregate of $2,500,000 of our Debentures and Warrants. $1,250,000 was funded immediately and the remaining $1,250,000 was funded upon the filing of the registration statement of which this prospectus is a part.

        The Debentures bear interest at a rate of 10% per annum, payment of which shall commence on August 1, 2006 and continue monthly thereafter. Interest is payable in cash or shares of our common stock at the election of Dutchess. If a registration statement is not declared effective by January 1, 2007, we will have to make payments of principal in the amount of $150,000 each month through March 2007 and $260,416 for each month thereafter, until no further Debentures are outstanding, so long as a registration statement is not effective. Dutchess may convert the unpaid face value of, plus the accrued interest (if not paid in cash) on, the Debentures into our common stock at any time at the lesser of (i) ninety percent (90%) of the average of the five lowest closing best bid prices of the our common stock during the period commencing on August 9, 2006 and ending on the earlier of the effective date of the registration statement or the one hundred twentieth (120th) day following August 9, 2006 (which we refer to as Maximum Conversion Price) or (ii) eighty percent (80%) of the lowest closing bid price on our common stock during the ten (10) trading days immediately preceding the receipt by us of a notice of conversion by Dutchess (which we refer to as Conversion Price).

        In connection with the issuance of the Debentures, we issued to Dutchess Warrants to purchase $2,500,000 worth of our common stock at an exercise price equal to the greater of the 1) the Maximum Conversion Price; or 2) eighteen cents ($.18) per share. The Warrants may be exercised for a period of seven years and the exercise price is subject to antidilution provisions.

        We are required at all times to reserve sufficient shares for full conversion of the Debentures and exercise of the Warrants. If an event of default occurs, as defined in the Debentures, Dutchess may exercise their right to increase the face amount of the Debenture by three percent (3%) as an initial penalty and by three percent (3%) for each subsequent event of default. In addition, Dutchess may exercise their right to increase the face amount by two-and-a-half percent (2.5%) per month to be paid as liquidated damages, compounded daily.

        Security Agreement

        Pursuant to a Security Agreement, dated as of the Closing Date, by and among us and Dutchess (which we refer to as Security Agreement), our obligation to repay the amounts outstanding under the Debentures is secured by a first priority security interest in our assets. In addition, shares of our common stock currently owned or hereafter acquired by our Chief Executive Officer, Chief Financial Officer and Chief Marketing Officer have been pledged as security for repayment of the Debentures, which shares may be sold by the holders thereof only pursuant to Leak-Out Agreements executed by each of such holders with Dutchess. See “Plan of Distribution” for more detail regarding the Leak-Out Agreements.

        All securities were issued in reliance upon an exemption from registration under Section 4(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder as a transaction not involving a public offering. In addition, Dutchess is an accredited investor, Dutchess had access to information about us and their investment, Dutchess took the securities for investment and not for resale and we took appropriate measures to restrict the transfer of securities. The above descriptions of the Subscription Agreement, Debentures, Warrants, Registration Rights Agreement and Security Agreement as well as the form of the Security Agreement and Leak-Out Agreements referred to above are qualified in their entirety by reference to the actual agreements, copies of which are filed as Exhibits 4.1, 4.2, 10.6, 10.7, 10.8, 10.9 and 10.10, respectively, to the registration statement, of which this prospectus is a part.

Additional Offerings; Potential Dilution

        We may conduct further equity offerings in the future to finance our current projects or to finance subsequent projects that we decide to undertake. If common stock is issued in return for additional funds, property or services, the price per share could be lower than that paid by our current shareholders.

Certain Limited Liability and Indemnification Provisions

         Limitation of Director Liability

        Our Bylaws provide that we will indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of our company) by reason of the fact that he or she is or was our director, officer, employee or agent, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such in connection with such action, suit or proceeding if that person (i) is not liable under Section 78.138 of the Nevada Revised Statutes (which we refer to as NRS) or (ii) acted in good faith and in a manner reasonably believed to be in or not opposed to our best interests, and with respect to any criminal action or proceeding, had not reasonable cause to believe the person’s conduct was illegal. In addition, pursuant to NRS 78.751 and our bylaws, discretionary indemnification may be authorized by the stockholders, a majority vote of a quorum of disinterested directors, or by legal opinion of counsel, if no quorum of disinterested directors can be obtained or if so directed by a quorum of disinterested directors.

        Section 78.138 of the NRS provides that, with certain specified exceptions, or unless the articles of incorporation or an amendment thereto, in each case filed on or after October 1, 2003, provide for greater individual liability, a director or officer is not individually liable to us or our stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that his act or failure to act constituted a breach of his fiduciary duties as a director or officer and his breach of those duties involved intentional misconduct, fraud or a knowing violation of the law. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere of its equivalent will not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to our best interests, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

         Commission Position on Indemnification for Securities Act Liabilities

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Fidelity Transfer Company, 1800 S. West Temple, Suite 301, Salt Lake City, Utah 84115.

SHARES ELIGIBLE FOR FUTURE SALE

        Sales of substantial amounts of common stock (including shares issued upon the exercise of outstanding options) in the public market after this offering could cause the market price of our common stock to decline. Those sales also might make it more difficult for us to sell equity-related securities in the future or reduce the price at which we could sell any equity-related securities.

        All of the shares sold in this offering will be freely tradable without restriction under the Securities Act of 1933 unless those shares are sold to “affiliates,” as that term is defined in Rule 144 under the Securities Act of 1933. Of the outstanding shares not sold in this offering, 1,050,700 shares are eligible for sale immediately as of the date of this prospectus.

        As of the date hereof, 4,020,069 shares are subject to volume restrictions based upon the Leak-Out Agreements entered into by Dutchess and each of Paul A. Roman, Thomas McNeill and Richard Gray. See “Plan of Distribution” for more details regarding the Leak-Out Agreements.

Rule 144

        In general, under Rule 144 as currently in effect, a person deemed to be our affiliate, or a person holding restricted shares who beneficially owns shares that were not acquired from us or our affiliate within the previous one year, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the then outstanding shares of our common stock, or

•	the average weekly trading volume of our common stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.

        Sales under Rule 144 are subject to requirements relating to manner of sale, notice and availability of current public information about us.

        We issued certain shares of our common stock while we were a “blank check company” (as defined in the rules and regulations of the SEC). Such shares are subject to the Worm Letter. As stated in the Worm Letter, it is the position of the SEC’s Division of Corporation Finance that securities issued by “blank check companies” are not transferable under Rule 144. As a result, these shares may not be transferred under Rule 144. All securities that we believe were issued while we were a “blank check company” are being registered for sale under the registration statement of which this prospectus is a part.

Rule 144(k)

        A person who is not deemed to have been our affiliate at any time during the 90 days immediately preceding a sale and who owned shares for at least two years, including the holding period of any prior owner who is not an affiliate, would be entitled to sell restricted shares following this offering under Rule 144(k) without complying with the volume limitations, manner of sale provisions, public information or notice requirements of Rule 144.

INTERESTS OF NAMED EXPERTS AND COUNSEL

        No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration statement, of which this prospectus is a part, was employed on a contingent basis, or had, or is to receive, in connection with the offering, an interest, direct or indirect, in Dinewise. Nor was any such person a promoter, underwriter, voting trustee, director, officer, or employee of Dinewise.

LEGAL MATTERS

        The validity of the shares of common stock offered in this prospectus has been passed upon for us by Troutman Sanders LLP.

EXPERTS

        The consolidated financial statements included in this prospectus have been audited by BDO Seidman, LLP, independent registered public accountants, to the extent and for the periods set forth in their report included herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement on Form SB-2/A with the SEC. This prospectus, which forms a part of that registration statement, does not contain all of the information included in the registration statement and the exhibits and schedules thereto as permitted by the rules and regulations of the SEC. For further information with respect to Dinewise, Inc. and the shares of common stock offered hereby, please refer to the registration statement, including its exhibits and schedules. Statements contained in this prospectus as to the contents of any contract or other document referred to herein are not necessarily complete and, where the contract or other document is an exhibit to the registration statement, each such statement is qualified in all respects by the provisions of such exhibit, to which reference is hereby made. You may review a copy of the registration statement and any other materials we filed with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The registration statement and any other materials we filed with the SEC can also be reviewed by accessing the SEC’s Internet site at http://www.sec.gov. We are subject to the information and reporting requirements of the Securities Exchange Act of 1934 and, in accordance therewith, file periodic reports, proxy statements or information statements, and other information with the SEC. These reports can also be reviewed by accessing the SEC’s Internet site.

        You should rely only on the information provided in this prospectus, any prospectus supplement or as part of the registration statement Filed on Form SB-2 of which this prospective is a part, as such registration statement is amended and in effect with the SEC. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of those documents.

NEW COLORADO PRIME HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 25, 2005 AND DECEMBER 26, 2004

Report of Independent Registered Public Accounting Firm

We have audited the accompanying consolidated balance sheets of New Colorado Prime Holdings, Inc. and Subsidiaries as of December 25, 2005 and December 26, 2004, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of New Colorado Prime Holdings, Inc. at December 25, 2005 and December 26, 2004, and the results of operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

As disclosed in Note 11, the Company has restated its 2004 financial statements to reflect the issuance and redemption of preferred stock.

March 31, 2006

/s/ BDO Seidman LLP

NEW COLORADO PRIME HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

	December 25, 2005	December 26, 2004 (As restated See Note 11)

Assets
Current:
Cash	$1,306	$2,116
Due from financial institution	101	218
Inventories	21	20
Prepaid expenses and other assets, net	190	328

Total Current Assets	1,618	2,682

Property, Plant and Equipment, Net	354	156
Other Assets, Net	54	-

Total Assets	$2,026	$2,838

Liabilities and Stockholders' Deficit
Current Liabilities:
Accounts payable	$466	$461
Accrued expenses	1,384	2,031
Deferred revenue	319	1,158
Income and other taxes payable	272	257
Other liabilities	5	5

Total Current Liabilities	2,446	3,912

Long-term Liabilities:
Accrued expenses, long-term portion	250	350
Other liabilities	3	8

Total Liabilities	2,699	4,270

Commitments
Stockholders' Deficit
Preferred stock, $0.01 par value per
share authorized 24,000, issued and
outstanding 22,200 shares; at
liquidation value	37,682	33,266

Common stock, $0.01 par value per share
authorized 1,200,000 issued and
outstanding, 913,690 shares	9	9

Additional paid in capital	-	577
Accumulated deficit	(38,364)	(35,284)

Total Stockholders' Deficit	(673)	(1,432)

Total Liabilities and Stockholders'	$2,026	$2,838

See accompanying summary of significant accounting policies and notes to consolidated financial statements.

NEW COLORADO PRIME HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (DOLLARS IN THOUSANDS)

Years Ended	December 25, 2005	December 26, 2004 (As restated See Note 11)

Revenues	$14,880	$20,743
Cost of Goods Sold	6,810	9,578

Gross Profit	8,070	11,165

Operating Expenses:
Selling, general and administrative	7,174	8,451
Restructuring and other one time recoveries, net	(6)	(186)
Depreciation and amortization	136	235

Total Operating Expenses	7,304	8,500

Operating Income	766	2,665

Interest expense	1	71

Income Before Provision for Income Taxes	765	2,594
Provision for Income Taxes	6	10

Net Income	$759	$2,584

Net Loss Available to Common Stockholders	$(3,657)	$(642)

Net Loss Per Share (Basic & Diluted)	$(4.00)	$(.70)

Common Shares Used in Computing Net
Loss Per Share Amounts (Basic & Diluted)	913,690	913,690

See accompanying summary of significant accounting policies and notes to consolidated financial statements.

New Colorado Prime Holdings, Inc. and Subsidiaries
Consolidated Statements of Stockholders' Deficit
(Dollars in Thousands, Except Share Data)

	Preferred Stock		Common Stock

	Shares	Amount	Shares	Amount	Additional paid-in capital	Accumulated deficit	Total
Balance at December 28, 2003	20,000	$27,840	913,690	$9	$7,503	$(37,868)	$(2,516)
Issuance of preferred stock to management	4,000	4,000	-	-	(3,700)	-	300
Payment of preferred stock redemption	(1,800)	(1,800)	-	-	-	-	(1,800)
Accrual of preferred stock dividends	-	3,226	-	-	(3,226)	-	-
Net income	-	-	-	-	-	2,584	2,584

Balance at December 26, 2004
(As restated see note 11)	22,200	33,266	913,690	9	577	(35,284)	(1,432)

Accrual of preferred stock dividends	-	4,416	-	-	(577)	(3,839)	-
Net income	-	-	-	-	-	759	759

Balance at December 25, 2005	22,200	$37,682	913,690	$9	$-	$(38,364)	$(673)

See accompanying summary of significant accounting policies and notes to consolidated financial statements.

NEW COLORADO PRIME HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(DOLLARS IN THOUSANDS)

Years Ended	December 25, 2005	December 26, 2004 (As restated See Note 11)

Cash Flows From Operating Activities:

Net income	$759	$2,584
Adjustments to reconcile net income to net cash
(used in) provided by operating activities:
Depreciation and amortization	136	235
Compensation charge associated with preferred
shares issued to management	-	300
Gain on extinguishment of capital lease	-	(130)
Change in operating assets and liabilities:
Accounts receivable	117	61
Inventories	(1)	27
Prepaid expenses and other assets	138	322
Accounts payable	5	(405)
Accrued expenses	(747)	(1,017)
Deferred revenue	(839)	(1,590)
Income and other taxes payable	15	11

Net Cash (Used In) Provided by
Operating Activities	(417)	398

Cash Flows Used in Investing Activities:

Purchase of property, plant and equipment	(316)	(13)
Purchase of other long term asset	(72)	-

Net Cash Used in Investing Activities	(388)	(13)

Cash Flows Used in Financing Activities:
Redemption of preferred stock	-	(1,800)
Principal repayment of capital
lease obligations	(5)	(80)

Net Cash Used in Financing Activities	(5)	(1,880)

Net Decrease in Cash	(810)	(1,495)
Cash, Beginning of Year	2,116	3,611

Cash, End of Year	1,306	$2,116

Supplemental Disclosures of Cash Flow Information:
Cash paid during the year for:
Interest	-	$71
Income taxes	26	30

Supplemental Disclosure of Non-cash
Investing and Financing Activities:

Write-off of asset held under capital
lease and extinguishment of related obligation	-	$2,595
Accrual of preferred stock dividends	4,416	3,226

See accompanying summary of significant accounting policies and notes to consolidated financial statements.

NEW COLORADO PRIME HOLDINGS, INC. AND SUBSIDIARIES
SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION The consolidated financial statements include the accounts of New Colorado Prime Holdings, Inc. (“NCPH”) and its wholly owned subsidiaries (the “Company”). Intercompany accounts and transactions have been eliminated in consolidation.

FISCAL YEAR The Company’s fiscal year ends on the last Sunday in December. The Company’s 2005 fiscal year consisted of the fifty-two week period beginning on December 27, 2004 and ending on December 25, 2005. The Company’s 2004 fiscal year consisted of the fifty-two week period beginning on December 29, 2003 and ending on December 26, 2004.

REVENUE RECOGNITION The Company recognizes revenue from product sales, when (i) persuasive evidence of an arrangement exists and the sales price is fixed or determinable (evidenced by written sales orders), (ii) delivery of the product has occurred, and (iii) collectibility of the resulting receivable is reasonably assured. Shipping and handling expenses of $1,991 and $2,814 are included in selling, general and administrative expenses for the fiscal years ended December 25, 2005 and December 26, 2004 respectively. Although the Company accepts product returns, historical returns have been insignificant.

The Company has sold separately-priced warranty arrangements covering certain durable goods. In accordance with FASB Technical Bulletin No. 90-1, Accounting for Separately Priced Extended Warranty and Product Maintenance Contracts, revenue on these warranty arrangements is recognized on a straight-line basis over the warranty service period, which is typically thirty-six months. Costs associated with these warranty arrangements are recognized as they are incurred. As of April 2003, the Company no longer offers these warranty arrangements.

Deferred revenue consists principally of the unearned portion of the above described separately priced warranties as well as advance billings for customer food orders.

DUE FROM FINANCIAL INSTITUTION The Company submits substantially all accounts receivable to a third party financial institution for collection, without recourse. Payment is generally received from this financial institution within three business days. The financial institution holds in escrow approximately 3% of the net receivables that have been submitted by the Company and not collected. This escrow is evaluated by the financial institution on a quarterly basis.

PROPERTY, PLANT AND EQUIPMENT Property, plant, and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the related assets or, in the case of leasehold improvements, the lesser of the life of the related leases or the life of the improvement.

Costs of internal use software are accounted for in accordance with Statement of Position 98-1 (“SOP 98-1”), “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use” and Emerging Issue Task Force No. 00-02 (“EITF 00-02”). “Accounting for Website Development Costs.” SOP 98-1 and EITF 00-02 require that the Company expense computer software and website development costs as they are incurred during the preliminary project stage. Once the capitalization criteria of SOP 98-1 and EITF 00-02 have been met, external direct costs of materials and services consumed in developing or obtaining internal-use software, including website development, are capitalized. Capitalized costs are amortized using the straight-line method over the software’s estimated useful life, estimated at three years. Capitalized internal use software and website development costs are included in property, plant and equipment, net, in the accompanying balance sheets.

Estimate useful lives are as follows:

Machines and office equipment 5 to 8 years

Capitalized software and development 3 years

LONG-LIVED ASSETS The Company determines the recoverability of its long-lived assets in accordance with Statement of Financial Accounting Standards (which we refer to as SFAS) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Long-lived assets, such as property, plant and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset group to estimated undiscounted future cash flows expected to be generated by the asset group. If the carrying amount of an asset group exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset group exceeds the fair value of the asset group. Management believes there is no impairment of any long-lived assets as of December 25, 2005.

INCOME TAXES The Company accounts for its income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

USE OF ESTIMATES The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

CONCENTRATION RISK The Company purchased 100% of their food products from one vendor during the year ended December 25, 2005 and December 26, 2004. The Company is not obligated to purchase from this vendor, and, if necessary, there are other vendors from which the Company can purchase food products from.

NEW COLORADO PRIME HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(DOLLARS IN THOUSANDS)

1.     THE COMPANY AND NATURE OF OPERATIONS The Company is a direct marketer of food, groceries, appliances and accessories related to in-home dining and entertainment directly to consumers located throughout the United States.

2.     PLAN OF RESTRUCTURING In March 2003, the Company advised its lenders it was in default with certain financial ratios under its credit agreement. The principal lenders advised the Company that maturity of the borrowings outstanding under the credit agreement were accelerated, and that availability of future borrowings under its credit agreement were suspended.

To generate cash to fund the operations of the Company, and to satisfy the requirement to repay the financial institution, the Company sold its accounts receivables at a significant discount throughout 2003.

In addition, the Company restructured its operations to enhance short-term liquidity through cost reductions. In April, 2003, the Company closed down its direct to consumer sales and telemarketing operations. This included closing all sales offices outside of its corporate office, all telemarketing centers, and all distribution routes. Approximately 930 employees and 55 lessees were terminated pursuant to the Company’s revised operating plans. The Company’s present operations consist of fulfilling reorder customers through the use of an outsourced delivery agent. Also, the Company has commenced attracting new customers through multi-channel media which include catalogues, e-commerce, strategic alliances and exhibit marketing as well as existing customer referrals. The Company fully satisfied all outstanding borrowings under its credit facility through the proceeds from the sale of accounts receivable in July and December of 2003 with a new financial institution. Accordingly, under the new business model, the Company no longer participates in the collection of accounts receivable. This is now outsourced to this new financial institution as discussed in the Summary of Significant Accounting Policies.

In connection with these restructuring activities, the Company recorded net restructuring (recoveries) charges in 2005 and 2004 of $(6) and $(186), respectively, consisting of the following:

Year ended	December 25, 2005	December 26, 2004
Restructuring and other one-time charges:
Gain on accounts payable settlements	$(6)	$(56)
Gain on extinguishment of capital lease,
net of break fee of $590 in 2004	-	(130)

	$(6)	$(186)

The following table summarizes the restructuring activity, which is included in accrued expenses, as follows:

Accrued restructuring charge at December 28, 2003	$1,674

Addition of capital lessee break fee	590
Utilized (asset write-offs and cash payments)	(693)

Accrued restructuring charges at December 26, 2004	$1,571
Utilized (asset write-offs and cash payments)	(300)

Accrued restructuring charges at December 25, 2005	$1,271

        The balance of accrued restructuring charges consisted of the following:

	December 25, 2005	December 26, 2004
Accrued future minimum payments under current lease obligations	$921	$1,121
Break fee under renegotiation of lease (See Note 10)	350	450

	$1,271	$1,571

In connection with the restructuring activities noted above, the Company stopped paying various vendors who were providing goods and services to the Company (although the related liabilities are recorded in the accompanying consolidated balance sheet). The Company is currently negotiating with several vendors to pay a reduced amount; when the Company reaches an agreement with the vendor the Company may record forgiveness of debt income.

3.     PREPAID EXPENSES AND OTHER ASSETS, NET Prepaid expenses and other assets, net consists of the following as of December 25, 2005 and December 26, 2004:

	December 25, 2005	December 26, 2004
Sales tax receivable, net	$10	$222
Prepaid insurance, net	37	36
Other	52	70
Prepaid financing costs	91	-

	$190	$328

4.     PROPERTY, PLANT AND EQUIPMENT, NET Property, plant and equipment, net consist of the following as of December 25, 2005 and December 26, 2004:

	December 25, 2005	December 26, 2004
Machinery and office equipment	$593	$796
Capitalized software and
development	269	-

	862	796
Less accumulated depreciation
and amortization	(508)	(640)

	$354	$156

5.     ACCRUED EXPENSES Accrued expenses consist of the following as of December 25, 2005 and December 26, 2004:

	December 25, 2005	December 26, 2004
Accrued restructuring charges	$1,271	$1,571
Payroll and health benefits	101	356
Professional fees	132	347
Other	130	107

	$1,634	$2,381

Accrued expenses include the long term portion of the break fee associated with the re-negotiation of their capital lease. At December 25, 2005 and December 26, 2004 the long term portion of the break fee was $250 and $350 respectively.

6.     LOSS PER COMMON SHARE

Net loss per common share amounts (basic EPS) are computed by dividing net loss available to common stockholders by the weighted average number of common stock shares. Dilutive EPS are not presented because including potential shares issued in connection with the outstanding warrants (see Note 8) would be anti-dilutive.

Basic EPS computations are as follows:

	52 Weeks Ended Dec. 25, 2005			52 Weeks Ended Dec. 26, 2004
	(In thousands, except per share data)			(In thousands, except per share data)
	Net loss (Numerator)	Shares (Denominator)	Per Share Amounts	Net income (loss) (Numerator)	Shares (Denominator)	Per Share Amounts
Net (loss) income	$759	913.7	$.83	$2,584	913.7	$2.83

Preferred stock dividends accrued	(4,416)	-	(4.83)	(3,226)	-	(3.53)

Net loss attributable to common stock	$(3,657)	913.7	$(4.00)	$(642)	913.7	$(0.70)

7.     INCOME TAXES

The provision for income taxes of $6 and $10 for the fiscal years ended December 25, 2005 and December 26, 2004 is comprised principally of state franchise taxes.

Significant components of deferred income tax assets and liabilities as of December 25, 2005 and December 26, 2004 are as follows:

	December 25, 2005	December 26, 2004
Deferred tax assets:
Depreciation	$10	$-
Net operating loss carryforwards	11,693	11,400
Deferred revenue	41	364
Accrued expenses and other, net	636	902

	12,380	12,666
Deferred tax liabilities:
Depreciation	-	5
Prepaid expenses	14	-

Deferred tax asset	12,366	12,661

Less valuation allowance	(12,366)	(12,661)

	-	-

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax assets and liabilities, expected future taxable income and tax planning strategies in making this assessment. Management has considered the Company’s history of generating tax losses and its accumulated deficit as significant negative evidence as to the realizability of its deferred tax assets. Accordingly, at December 25, 2005 and December 26, 2004, the Company has established a valuation allowance against its deferred tax assets.

At December 25, 2005 the Company has net operating loss carryforwards for federal income tax purposes of $30,278, which are available to offset future federal taxable income, if any. Such net operating losses expire from 2021 through 2024. Section 382 of the Internal Revenue Code could limit the availability of the net operating loss carry forward if there has been a change in ownership. The Company has not evaluated the applicability of this provision.

8.     STOCKHOLDERS’ EQUITY In March 2004, the Company’s Certificate of Incorporation was amended to authorize and issue 4,000 shares of Preferred Stock to certain members of the Company’s management. Additionally this amendment provides for quarterly Mandatory Redemptions of Preferred Stock under certain circumstances based upon a calculation of an adjusted EBITDA. The potential Mandatory Redemption amount is calculated quarterly commencing with the period ended March 31, 2004. To date there have been no required quarterly Mandatory Redemptions and no such redemptions are expected during the year ended December 31, 2006.

(a) Preferred Stock

The preferred shareholders are entitled to preference in the amount of $1,000 per share in the event of liquidation of the Company, plus accreted and unpaid dividends. The preferred shareholders have no voting rights. Dividends on the Preferred Stock accrue at a stated rate of 12.5% per annum compounded on a daily basis, whether or not funds are legally available and whether or not declared by the board of directors. The Company records the accretion of these dividends as an increase in the liquidation value and a decrease to additional paid in capital or retained earnings where appropriate, and has accumulated accreted preferred dividends of $15,482 and $11,066 as of December 25, 2005 and December 26, 2004, respectively.

The Company presents its preferred stock at liquidation value on the consolidated balance sheet. The Company may at any time redeem all or any portion of the Preferred Stock then outstanding with the approval of the board of directors. The Preferred Stock is contingently redeemable by the holders based upon the performance of the Company, accordingly, such Preferred Stock is classified within stockholders’ equity.

During fiscal 2004, the Company redeemed 1,800 shares of Preferred Stock for $1,800.

(b) Common Stock and Warrants

In connection with an exchange agreement, the Company issued 1 million shares of Common Stock. Holders of Common Stock are entitled to one vote per share on all matters to be voted on by the stockholders.

On May 7, 2001, in connection with the acquisition of the Company’s predecessor, the Company issued a stock purchase warrant to purchase, in the aggregate, 50,000 shares of the Company’s common stock at an exercise price of $50.00 per share, subject to adjustment as defined in the warrant agreement. The warrants have a termination date of May 7, 2006. The value of the warrant was insignificant, as calculated using the Black-Scholes option-pricing model.

9.     PENSION PLAN The Company sponsors a 401(k) defined contribution plan (the Plan) available to all employees who have attained the age of 21 and have completed six months of service with the Company. Under the Plan, participants may elect to defer up to 20% of their annual compensation as contributions to the Plan. Forfeitures are used to reduce the Company’s contributions. The Plan provides for discretionary contributions, and the Company’s match under the Plan for fiscal 2005 and 2004 was fully covered by employee forfeitures.

10.     COMMITMENTS In March 2004, the Company re-negotiated the capital lease of its corporate headquarters located in Farmingdale, New York, converting it to an operating lease and reducing its office space. The Company was charged a break fee of $590, with $90 paid in 2004 and the balance payable in sixty equal installments of approximately $8 commencing July 2004. As of December 25, 2005, the Company has accrued $350 in accrued restructuring charges relating to this break fee. As a result of this renegotiation, the Company wrote down all related assets and capital lease obligations, which resulted in a gain of approximately $130 in 2004.

Future minimum operating lease payments, adjusted for the lease amendment as of December 25, 2005 are as follows:

2006	$118
2007	121
2008	125
2009	128
2010	132
Thereafter	432

$1,056

Rent expense charged to operations was $120 and $117 for the years then ended December 25, 2005 and December 26, 2004 respectively.

For the year ended December 25, 2005, the Company has an employment agreement with the Chairman and Chief Executive Officer dated September 1, 1998. The agreement automatically renews for one-year periods unless terminated with 30 days notice. The agreement provides for base compensation of $350 per year, a car allowance of $9 per year and payment of his medical, dental and life insurance that the Company may have in effect from time to time, as well as payments upon termination.

11.     RESTATEMENT The Company has restated its financial statements for 2004 as a result of a grant of 4,000 Preferred Shares which were not previously recorded. Accordingly, the Company increased the value of the preferred shares by the liquidation value of $4,000 plus accreted dividends of $277. Additionally, the Company has restated its financial statements for 2004 by adjusting for the redemption of $1,800 of preferred stock of which $300 was treated as compensation expense to reflect redemption of those shares issued to management. Accordingly, Net Income decreased by $300 in 2004.

CONSOLIDATED FINANCIAL STATEMENTS OF DINEWISE, INC., FORMERLY SIMPLAGENE USA, INC., SIX MONTHS ENDED JUNE 25, 2006 AND JUNE 26, 2005

DINEWISE, INC., FORMERLY SIMPLAGENE USA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

	JUNE 25, 2006	DECEMBER 25, 2005
	(unaudited)
ASSETS
CURRENT:
Cash	$349	$1,306
Due from financial institution	182	101
Inventories	80	21
Prepaid expenses and other assets, net	305	190

Total Current Assets	916	1,618
Property, Plant and Equipment, Net	319	354
Other Assets, Net	42	54

Total Assets	$1,277	$2,026

LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
Accounts payable	$610	$466
Accrued expenses	1,444	1,384
Deferred revenue	298	319
Income and other taxes payable	271	272
Other liabilities	5	5

TOTAL CURRENT LIABILITIES	2,628	2,446
Accrued expenses, long-term portion	200	250
Other liabilities	-	3

TOTAL LIABILITIES	2,828	2,699

STOCKHOLDERS' DEFICIT
Preferred stock, $0.01 par value per share
authorized 24,000, issued and
outstanding 22,200 shares;
at liquidation value	40,106	37,682
Common stock, $0.01 par value per
share authorized 1,200,000 issued and
outstanding, 913,690 shares	9	9
Additional paid in capital	-	-
Accumulated deficit	(41,666)	(38,364)

TOTAL STOCKHOLDERS' DEFICIT	(1,551)	(673)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$1,277	$2,026

The accompanying notes are an integral part of these condensed consolidated financial statements.

DINEWISE, INC., FORMERLY SIMPLAGENE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
(UNAUDITED)

	Six Months ended
	June 25, 2006	June 26, 2005
	(Dollar amounts in thousands, except share and per share data)
REVENUES	$5,479	$7,920
COST OF GOODS SOLD	2,772	3,628

GROSS PROFIT	2,707	4,292

OPERATING EXPENSES:
Selling, general and administrative	3,508	3,740
Restructuring and other one time recoveries, net	-	(5)
Depreciation and amortization	75	54

TOTAL OPERATING EXPENSES	3,583	3,789
OPERATING (LOSS) INCOME	(876)	503

Interest expense	-	1

(LOSS) INCOME BEFORE PROVISION FOR INCOME TAXES	(876)	502
PROVISION FOR INCOME TAXES	2	4

NET (LOSS) INCOME	$(878)	$498

NET LOSS AVAILABLE TO COMMON STOCKHOLDERS	(3,302)	(1,642)

NET LOSS PER SHARE (BASIC & DILUTED)	$(3.61)	$(1.80)

COMMON SHARES USED IN COMPUTING NET LOSS
PER SHARE AMOUNTS (BASIC & DILUTED)	913,690	913,690

The accompanying notes are an integral part of these condensed consolidated financial statements.

DINEWISE, INC., FORMERLY SIMPLAGE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(DOLLARS IN THOUSANDS)
(unaudited)

	Six Months ended
	June 25, 2006	June 26, 2005
	(Dollar amounts in thousands)
OPERATING ACTIVITIES:
Net(loss) income	$(878)	$498
Adjustments to reconcile net income to net
cash used in operating activities:
Depreciation and amortization	75	54
Changes in operating assets and liabilities:
(Increase) decrease in Accounts receivable	(81)	6
Increase in Inventories	(59)	-
(Increase) decrease in Prepaid expenses and other assets	(115)	3
Decrease in income taxes payable	(1)	(1)
Increase in accounts payable	144	129
Decrease in deferred revenue	(21)	(410)
Increase (decrease) in accrued expenses	10	(579)

NET CASH USED IN OPERATING ACTIVITIES	(926)	(300)

INVESTING ACTIVITIES:

Purchase of property, plant and equipment	(28)	(133)
Purchase of other long term asset	-	(68)

NET CASH USED IN INVESTING ACTIVITIES	(28)	(201)

FINANCING ACTIVITIES:

Principal repayment of capital lease obligations	(3)	(3)

NET CASH USED IN FINANCING ACTIVITIES	(3)	(3)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(957)	(504)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1,306	2,116

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$349	$1,612

CASH PAID DURING THE YEAR FOR:
Interest	$-	$-
Income taxes	-	13

NON-CASH FINANCING ACTIVITY:

Accrual of preferred stock dividends	$2,424	$2,140

The accompanying notes are an integral part of these condensed consolidated financial statements.

Dinewise, Inc., formerly SimplaGene USA, Inc.
June 25, 2006

(the following notes are in thousands, except share and per share data)

Note A- THE COMPANY AND NATURE OF OPERATIONS

On July 14, 2006 (the “Closing Date”), pursuant to an Agreement and Plan of Reorganization (the “Merger Agreement”), among the Registrant, SMPG Merco Co., Inc., a Delaware corporation and a wholly owned subsidiary of the Registrant (“Merco”), New Colorado Prime Holdings, Inc., a privately owned Delaware corporation (“NCPH”), and Craig Laughlin (“Laughlin”), the Registrant acquired, through a merger (the “Merger”) of Merco with and into NCPH, all of the issued and outstanding capital stock of NCPH (the “NCPH Capital Stock”). Upon completion of this transaction, the former NCPH shareholders and NCPH’s financial advisor have acquired approximately 93.5% of the Company’s issued and outstanding shares of $0.001 par value common stock. This transaction constituted a change in control of the Company. In connection with the change of control, Paul A. Roman, Chairman of the Board and Chief Executive Officer of NCPH, became Chairman of the Board and Chief Executive Officer of the Company, Thomas McNeill, Vice President, Chief Financial Officer and a director of NCPH, became Vice President, Chief Financial Officer and a director of the Registrant, and Richard Gray, a director of NCPH, became a director of the Registrant. Craig Laughlin was the Company’s sole officer and director prior to this transaction and resigned at the time the transaction was consummated. Mr. Laughlin was also the Company’s majority stockholder immediately prior to the Closing Date.

NCPH is a Delaware corporation established in 2001 and owns 100% of Colorado Prime Corporation, a company originally established in 1959 to provide in-home “restaurant quality” beef shopping services throughout the United States. During 2005, NCPH established the DINEWise(TM) brand to serve this market by attracting new customers through multi-channel media which includes catalogues, e-commerce and strategic alliances, as well as existing customer referrals. DINEWise(TM) is a direct-to-consumer gourmet home meal replacement provider. DINEWise(TM) targets lifestyle profiles, i.e. busy moms, singles, retirees, seniors, and working couples, as well as health profiles including diabetic, heart smart, low carbohydrate, low calorie, and weight loss. The Company has positioned its DINEWise(TM) brand as the solution for time-constrained but discerning consumers focused on satisfying every member of the family by offering a broad array of the highest quality meal planning, delivery, and preparation services. Products are customized meal solutions, delivered fresh-frozen directly to the home. Using the efficiency, exposure and reach of the Internet and other direct marketing channels, DINEWise(TM) capitalizes on consumers’ emerging need for convenient, simple, customized solutions for home meal planning and preparation that satisfies the consumers’ health and lifestyle needs in three (3) market segments:

* HOME MEAL REPLACEMENT (“HMR”), which includes ready-to-eat, ready-to-heat, or ready-to-assemble hot or cold meals or entrees.;

* DIRECT-TO-CONSUMER (“DTC”) FOODS, which includes all direct-mail catalogs and online shopping; and

* DTC DIET AND HEALTH COMPLIANT FOODS MARKET, which includes branded product programs and branded compliant products.

The July 14, 2006 acquisition of NCPH by SimplaGene USA, Inc. effected a change in control and was accounted for as a “reverse acquisition” whereby NCPH is the accounting acquiror for financial statement purposes. Accordingly, for all periods subsequent to July 14, 2006, the financial statements of the Company will reflect the historical financial statements of NCPH since its inception and the operations of SimplaGene USA, Inc. subsequent to the July 14, 2006.

NOTE B - BASIS OF PRESENTATION

Principles of consolidation

The consolidated financial statements include the accounts of NCPH and its wholly-owned subsidiaries. The financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) and SEC rules for interim financial information. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. The consolidated financial statements included herein should be read in conjunction with the annual consolidated financial statements and the footnotes thereto included herein. In our opinion, the information presented reflects all adjustments necessary for a fair statement of interim results. All such adjustments are of a normal and recurring nature. The foregoing interim results are not necessarily indicative of the results of operations for the full year ending December 31, 2006.

Fiscal year

The Company’s fiscal year ends on the last Sunday in December. The Company’s 2006 six-month fiscal period consisted of the twenty-six week period which began on December 26, 2005 and ended on June 25, 2006. The Company’s 2005 six-month fiscal period consisted of the twenty-six week period which began on December 27, 2004 and ended on June 26, 2005.

NOTE C – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue recognition

The Company recognizes revenue from product sales, when (i) persuasive evidence of an arrangement exists and the sales price is fixed or determinable (evidenced by written sales orders), (ii) delivery of the product has occurred, and (iii) collectibility of the resulting receivable is reasonably assured. Shipping and handling expenses of $755 are included in selling, general and administrative expenses for the six months ended June 25, 2006 and $1,056 for the six months ended June 26, 2005. Although the Company accepts product returns, historical returns have been insignificant.

The Company has sold separately-priced warranty arrangements covering certain durable goods. In accordance with Financial Accounting Standards Board (“FASB”) Technical Bulletin No. 90-1, “Accounting for Separately Priced Extended Warranty and Product Maintenance Contracts”, revenue on these warranty arrangements is recognized on a straight-line basis over the warranty service period, which is typically thirty-six months. Costs associated with these warranty arrangements are recognized as they are incurred. As of April 2003, the Company no longer offers these warranty arrangements.

Deferred revenue consists principally of the unearned portion of the above described separately priced warranties as well as advance billings for customer food orders.

Due from financial institution

The Company submits substantially all accounts receivable to a third party financial institution for collection, without recourse. Payment is generally received from this financial institution within three business days. The financial institution holds in escrow approximately 3% of the net receivables that have been submitted by the Company and not collected. This escrow is evaluated by the financial institution on a quarterly basis.

Property, plant and equipment

Property, plant, and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the related assets or, in the case of leasehold improvements, the lesser of the life of the related leases or the life of the improvement.

Costs of internal use software are accounted for in accordance with Statement of Position 98-1 (“SOP 98-1”), “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use” and Emerging Issue Task

Force No. 00-02 (“EITF 00-02”). “Accounting for Website Development Costs.” SOP 98-1 and EITF 00-02 require that the Company expense computer software and website development costs as they are incurred during the preliminary project stage. Once the capitalization criteria of SOP 98-1 and EITF 00-02 have been met, external direct costs of materials and services consumed in developing or obtaining internal-use software, including website development, are capitalized. Capitalized costs are amortized using the straight-line method over the software’s estimated useful life, estimated at three years. Capitalized internal use software and website development costs are included in property, plant and equipment, net, in the accompanying balance sheets.

Estimated useful lives are as follows:

Machines and office equipment 5 to 8 years

Capitalized software and development 3 years

Long-lived assets

The Company determines the recoverability of its long-lived assets in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”. Long-lived assets, such as property, plant and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset group to estimated undiscounted future cash flows expected to be generated by the asset group. If the carrying amount of an asset group exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset group exceeds the fair value of the asset group. Management believes there is no impairment of any long-lived assets as of June 25, 2006.

Income taxes

The Company accounts for its income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes”. Under SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Concentration risk

The Company purchased approximately 98% of its food products from one vendor during the three and six months ended June 25, 2006 and June 26, 2005. The Company is not obligated to purchase from this vendor, and, if necessary, there are other vendors from which the Company can purchase food products from.

All of the Company’s receivables are due from one financial institution (TD Banknorth, Inc.) under an agreement in which the Company receives payment on its receivables within 3-5 business days. As we have had no losses on collections in the past, and this institution is deemed financially sound, there is little, if any, collection risk at this time.

NOTE D- RECENTLY ADOPTED AND NEWLY ISSUED ACCOUNTING PRONOUNCEMENTS

SFAS 123R, “Share-Based Payment” addresses all forms of share-based payment awards, including shares issued under employee stock purchase plans, stock options, restricted stock and stock appreciation rights. It requires companies to recognize in the statement of earnings the grant-date fair value of stock options and other equity-based compensation issued to employees, but expresses no preference for a type of valuation model. The statement eliminates the intrinsic value-based method prescribed by APB Opinion No. 25, and related interpretation, that the Company had previously used. The Company has adopted SFAS No. 123R effective January 1, 2006 using the modified prospective method. Had the Company previously adopted this pronouncement, the effects would have been immaterial. Currently the Company has no stock option plan; however it expects to adopt one in the future.

In June 2006, FASB issued FIN 48 – “Accounting for Uncertainty in Income Taxes”. This Interpretation clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes”, and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. This Interpretation also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. This Interpretation is effective for fiscal years beginning after December 15, 2006. The Company has not determined the impact, if any, FIN 48 will have on its financial statements.

NOTE E- PLAN OF RESTRUCTURING

In March 2003, the Company advised its lenders it was in default with certain financial ratios under its credit agreement. The principal lenders advised the Company that maturity of the borrowings outstanding under the credit agreement were accelerated, and that availability of future borrowings under its credit agreement were suspended.

To generate cash to fund the operations of the Company, and to satisfy the requirement to repay the financial institution, the Company sold its accounts receivables at a significant discount throughout 2003.

In addition, the Company restructured its operations to enhance short-term liquidity through cost reductions. In April, 2003, the Company closed down its direct to consumer sales and telemarketing operations. This included closing all sales offices outside of its corporate office, all telemarketing centers, and all distribution routes. Approximately 930 employees and 55 lessees were terminated pursuant to the Company’s revised operating plans. The Company’s present operations consist of fulfilling reorder customers through the use of an outsourced delivery agent. Also, the Company has commenced attracting new customers through multi-channel media which include catalogues, e-commerce, strategic alliances and exhibit marketing as well as existing customer referrals. The Company fully satisfied all outstanding borrowings under its credit facility through the proceeds from the sale of accounts receivable in July and December of 2003 with a new financial institution. Accordingly, under the new business model, the Company no longer participates in the collection of accounts receivable. This is now outsourced to this new financial institution as discussed in the Summary of Significant Accounting Policies.

In connection with these restructuring activities, the Company recorded net restructuring recoveries in the Six months ended June 25, 2006 and June 26, 2005 of $0 and $5 consisting of gains on accounts payable settlements.

The balance of accrued restructuring charges consisted of the following (in thousands):

	June 25, 2006	December 25, 2005
Accrued future minimum payments
under current lease obligations	$901	$921
Break fee under renegotiation
of capital lease (See Note H)	300	350

	$1,201	$1,271

In connection with the restructuring activities noted above, the Company stopped paying various vendors who were providing goods and services to the Company (although the related liabilities are recorded in the accompanying consolidated balance sheet). The Company may, from time to time, be in negotiations with vendors to pay a reduced amount; when the Company reaches an agreement with a vendor the Company may record forgiveness of debt income.

NOTE F- ACCRUED EXPENSES

Accrued expenses consist of the following as of June 25, 2006 and December 25, 2005 (in thousands):

	June 25, 2006	December 25, 2005
Accrued restructuring charges	$1,201	$1,271
Payroll and health benefits	115	101
Professional fees	244	132
Other	84	130

	$1,644	$1,634

Accrued expenses include the long-term portion of the break fee associated with the re-negotiation of the Company’s capital lease. At June 25, 2006 and December 25, 2005 the long-term portion of the break fee was $200 and $250, respectively.

NOTE G- LOSS PER COMMON SHARE

Net loss per common share amounts (basic EPS) are computed by dividing net loss available to common stockholders by the weighted average number of common stock shares. Dilutive EPS are not presented because including potential shares issued in connection with the outstanding warrants would be anti-dilutive.

Basic EPS computations are as follows:

	Six Months Ended June 25, 2006			Six Months Ended June 26, 2005
	(In thousands, except per share data)			(In thousands, except per share data)
	Net loss (Numerator)	Shares (Denominator)	Per Share Amounts	Net income (loss) (Numerator)	Shares (Denominator)	Per Share Amounts
Net (loss) income	$(878)	913.7	$(.96)	$498	913.7	$.55

Preferred stock dividends accrued	(2,424)	-	(2.65)	(2,140)	-	(2.35)

Net loss attributable to common stock	$(3,302)	913.7	$(3.61)	$(1,642)	913.7	$(1.80)

NOTE H- COMMITMENTS

In March 2004, the Company re-negotiated the capital lease of its corporate headquarters located in Farmingdale, New York, converting it to an operating lease and reducing its office space. The Company was charged a break fee of $590, with $90 paid in 2004 and the balance payable in sixty equal installments of approximately $8 commencing July 2004. As of June 25, 2006 and December 25, 2005, the Company has accrued $300 and $350, respectively in accrued restructuring charges relating to this break fee.

Future minimum operating lease payments, adjusted for the lease amendment as of June 25, 2006 are as follows (in thousands):

Year ended

2006	$60
2007	121
2008	125
2009	128
2010	132
Thereafter	432

$998

Rent expense charged to operations was $59 for the six months ended June 25, 2006 and June 26, 2005.

NOTE I- SUBSEQUENT EVENT

On July 14, 2006, the Company completed a merger and simultaneously issued $2,500 of convertible debt and $2,500 of warrants. This transaction is being accounted for as a reverse merger and a recapitalization of the Company. The Company has identified embedded derivatives within the convertible debt agreement, which the Company is in the process of evaluating.

The merger and related transactions were described in the Company's Current Report. See Note A.

Pro Forma Financials

On July 14, 2006, Simplagene USA, Inc. (the “Registrant”) acquired, through a merger of Merco, a wholly owned subsidiary of the Registrant, with and into New Colorado Prime Holdings (“NCPH”), all of the issued and outstanding capital stock of NCPH. In exchange for all of the capital stock of NCPH, and taking into account NCPH’s stock purchase with Craig Laughlin, the former NCPH shareholders and NCPH’s financial advisor have acquired 93.5% of the issued and outstanding shares of common stock of the Registrant. This transaction is being accounted for as a reverse merger and recapitalization of NCPH. As a result of this transaction, Craig Laughlin resigned as the Registrant’s CEO and sole Director, and senior management of NCPH were appointed as officers and Directors of NCPH as follows: Paul A. Roman, President and CEO, and Thomas McNeill, Vice President and CFO, were appointed both as Officers and Directors of the Registrant, and Richard Gray was appointed a Director, accordingly, NCPH is deemed to be the acquiring company for accounting purposes. The Registrant issued 25,799,141 shares of its common stock in exchange for all the issued and outstanding shares of NCPH. In addition the Registrant issued 2,250,000 shares to NCPH’s financial advisor.

The following unaudited financial information has been developed by application of pro forma adjustments to the historical financial statements of SMPG, defined as the Registrant prior to the merger transaction noted above. The financials of NCPH appear elsewhere in this filing. The unaudited pro forma information gives effect to the Merger. Such transactions have been assumed to have occurred on June 25, 2006 for purposes of the pro forma balance sheet for that date. The NCPH balance sheet information for June 25, 2006 was derived from its unaudited June 25, 2006 condensed consolidated balance sheet included herein. The SMPG balance sheet information was derived from its unaudited May 31, 2006 balance sheet included in its Quarterly Report on Form 10-QSB.

The unaudited pro forma consolidated combined statement of operations for the year ended December 25, 2005 is presented as if the transaction was consummated on the first day of that year and combines the historical results of NCPH, for the year then ended, and the results of SMPG for an annual period ending on November 30, 2005 (this information was derived from its annual Form 10-KSB for the year ended August 31, 2005, plus the quarterly period ended November 30, 2005 derived from its Form 10-QSB, less the quarterly period ended on November 30, 2004 derived from its Form 10-QSB).

The unaudited pro forma consolidated combined statement of operations for the six month period ended June 25, 2006 is presented as if the transaction was consummated on December 27, 2004 and combines the historical results of NCPH, for the six months then ended, and the results of SMPG for the six month period ending on May 31, 2006 as derived from its quarterly Form 10-QSB.

The unaudited pro forma adjustments are based upon available information and certain assumptions, as described in the accompanying notes, that we believe are reasonable under the circumstances. The unaudited pro forma financial information is presented for informational purposes only and does not purport to represent what the results of operations or financial position of the Registrant would have been had the transactions described above actually occurred on the dates indicated, nor do they purport to project the financial condition of the Registrant for any future period or as of any future date. The unaudited pro forma financial information should be read in conjunction with the information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and notes thereto included elsewhere in this registration statement.

Dinewise, Inc., formerly Simplagene USA, Inc.
Unaudited Pro Forma Balance Sheet
As of June 25, 2006
(000s, except share and per share data)

CONSOLIDATED BALANCE SHEETS

	New Colorado Prime Holdings	Simplagene USA, Inc.	Merger Adjustments		Post-Merger Pro Forma
ASSETS
Cash	$349	$20	$2,500	(2)	$1,745
			(449	) (3)
			(675	) (5)
Due from financial institution	182	-	-		182
Inventories	80	-	-		80
Prepaid expenses and other assets	305	-	-		305
Total current assets	916	20	1,376		2,312
PROPERTY, PLANT AND EQUIPMENT-net	319	-	-		319
Other assets	42	-	-		42
Deferred loan costs			$475	(5)	$475
TOTAL ASSETS	$1,277	$20	$1,851		$3,148

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$610	-	-		$610
Accrued expenses	1,444	-	-		1,444
Deferred revenue	298	-	-		298
Income and other taxes payable	271	-	-		271
Other liabilities	5	-	-		5
Total current liabilities	2,628	-	-		2,628
Long Term liabilities:
Accrued expenses, long-term portion	200	-	-		200
Derivative liability		-	3,681	(6)	3,681
Convertible Debt			2,500	(2)
			(2,500)	(6)
Total Liabilities	2,828	-	3,681		6,509

STOCKHOLDERS' EQUITY:
Preferred Stock	40,106		(40,106	) (1)	-
Common Stock	9	3	18	(1)	30
Additional paid in capital	-	94	40,696	(1)	40,693
			(77	) (4)
			(20	) (5)
Accumulated deficit	(41,666)	(77)	77	(4)	(44,084)
			(449	) (3)
			(608	) (1)
			(1,181	) (6)
			(180	) (5)
Total stockholders' equity	(1,551)	20	(1,830)		(3,361)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,277	$20	$1,851		$3,148

(1)

Represents adjustments for the conversion of the 913,690 outstanding shares of common stock, and 22,200 shares of preferred stock of New Colorado Prime Holdings, and issuances of 2,250,000 shares to investment banker, into 28,050,000 shares of Simplagene USA, Inc. as if all had occurred at the beginning of the period, as well as the adjustment of New Colorado Prime Holdings par value from $.01 to $.001 under Simplagene USA, Inc.

(2)	Represents adjustment for the issuance of convertible debt in the amount of $2,500.

(3)	Represents adjustment for New Colorado Prime’s purchase of 999,300 shares from Simplagene controlling shareholder in the amount of $449.

(4)	Represents adjustments to eliminate retained deficit of Simplagene USA, Inc.

(5)	Represents adjustments to reflect costs to complete reverse merger ($200) and costs to issue convertible debt ($475)

(6)	Represents adjustment for estimated derivative liability related to Convertible debt and warrant issuance.

Dinewise, Inc., formerly Simplagene USA, Inc.
Unaudited Pro Forma Statement of Operations
For the Year ended December 25, 2005
(000s, except share and per share data)

	New Colorado Prime Holdings	Simplagene USA, Inc.	Merger Adjustments		Post-Merger Pro Forma
Revenues	$14,880		$-		$14,880
Cost Of Goods Sold	$6,810	$-	$-		$6,810

Gross profit	$8,070	$-	$-		$8,070

Operating Expenses:
Selling, general and administrative	7,174	11	0		7,185

Restructuring and other one time recoveries,net	(6)	0	0		(6)
Depreciation and Amortization	136	0	136
Total operating expenses	$7,304	$11	$-		$7,315
Total operating income (loss)	$766	$(11)	$-		$755
			95	(4)
			1,181	(5)
			500	(5)
Interest expense	1	0	250	(3)	2,027

Income (loss) before provision for income taxes	765	(11)	(2,026)		(1,272)
Provision for income taxes	6	0	0		6

Net income (loss)	759	(11)	(2,026)		(1,278)

Net Income (loss) available to common stock	$(3,657)	$(11)	$4,416	(2)	$(1,278)

Net income (loss) per Common stock: Basic & Fully Diluted	$(4.00)	$(0.00)			$(0.04)
common shares used in computing net income
(loss) per share amounts:
Basic and Fully Diluted	913,690	2,950,000	26,136,310	(1)	30,000,000

(1)

Represents adjustments for the conversion of the 913,690 outstanding shares of common stock and 22,200 shares of Preferred Stock of New Colorado Prime Holdings, and issuances of 2,250,000 shares to investment banker, into 28,050,000 shares of Simplagene USA, Inc. as if all had occurred at the beginning of the period. This amount of 28,050,000 shares, plus the original shares of Simplagene result in approximately 30,000,000 shares outstanding at the closing date.

(2)	Represents adjustment for the elimination of 12.5% accruing preferred dividends during the year

(3)	Represents interest expense related to the issuance of convertible debt in the amount of $2,500 and assuming it was outstanding for the full year at an interest rate of 10% per annum.

(4)	Represents adjustment to amortize loan finance costs of $475 over a five year period (life of convertible debt), effective at the beginning of the year.

(5)

Represents debt discount related to the derivative liability. $1,181 represents the amount in which the derivative liability exceeded the convertible note and $500 represents straight line amortization of the $2,500 debt discount.

Dinewise, Inc., formerly Simplagene USA, Inc.
Unaudited Pro Forma Statement of Operations
For the Six Months ended June 25, 2006
(000s, except share and per share data)

	New Colorado Prime Holdings	Simplagene USA, Inc.	Merger Adjustments		Post-Merger Pro Forma
Revenues	$5,479	$-	$-		$5,479
Cost Of Goods Sold	$2,772	$-	$-		$2,772

Gross profit	$2,707	$-	$-		$2,707

Operating Expenses:
Selling, general and administrative	3,508	26	0		3,534
Depreciation and Amortization	75	0	-		75

Total operating expenses	$3,583	$26	$-		$3,609

Total operating income	$(876)	$(26)	$-		$(902)

			48	(4)
			250	(5)
Interest expense	0	0	125	(3)	423

Income before provision for income taxes	(876)	(26)	(423)		(1,325)
Provision for income taxes	2	0	0		2

Net income	(878)	(26)	(423)		(1,327)

Net Income available to common stock	$(3,302)	$(26)	$2,424	(2)	$(1,327)

Net Loss per Common stock	$(3.61)	$(0.01)			$(0.04)

common shares used in computing net loss
per share amounts (basic & diluted)	913,690	2,950,000	26,136,310	(1)	30,000,000

(1)

 Represents adjustments for the conversion of the 913,690 outstanding shares of common stock and 22,200 shares of Preferred Stock of New Colorado Prime Holdings, and issuances of 2,250,000 shares to investment banker, into 28,050,000 shares of Simplagene USA, Inc., that occurred on July 14, 2006, as if all had occurred at the beginning of the period. This amount of 28,050,000 shares, plus the original shares of Simplagene result in approximately 30,000,000 shares outstanding at the closing date.

(2)	Represents adjustment for the elimination of 12.5% accruing preferred dividends during the six month period.

(3)	Represents interest expense related to the issuance of convertible debt in the amount of $2,500 and assuming it was outstanding for the entire six month Period at an interest rate of 10% per annum.

(4)	Represents adjustment to amortize loan finance costs of $475 over a five year period (life of convertible debt) effective at the beginning of the six month period.

(5)	Represents debt discount related to the derivative liability. $250 represents straight line amortization of the $2,500 debt discount.

DINEWISE, INC.

38,189,141 SHARES OF COMMON STOCK

We have not authorized any dealer, salesperson or any other person to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction where it is unlawful. The information in this prospectus is current as of the date hereof.

____________________ PROSPECTUS ____________________

______________, 2006

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

        The Registrant’s Bylaws provide that we will indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact that he or she is or was a director, officer, employee or agent of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such in connection with such action, suit or proceeding if that person (i) is not liable under Section 78.138 of the Nevada Revised Statutes (“NRS”) or (ii) acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant, and with respect to any criminal action or proceeding, had not reasonable cause to believe the person’s conduct was illegal. In addition, pursuant to NRS 78.751 and our bylaws, discretionary indemnification may be authorized by the stockholders, a majority vote of a quorum of disinterested directors, or by legal opinion of counsel, if no quorum of disinterested directors can be obtained or if so directed by a quorum of disinterested directors.

        Section 78.138 of the NRS provides that, with certain specified exceptions, or unless the articles of incorporation or an amendment thereto, in each case filed on or after October 1, 2003, provide for greater individual liability, a director or officer is not individually liable to the Registrant or its stockholders or creditors for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that his act or failure to act constituted a breach of his fiduciary duties as a director or officer and his breach of those duties involved intentional misconduct, fraud or a knowing violation of the law. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendre of its equivalent will not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Registrant, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

Item 25. Other Expenses of Issuance and Distribution

        The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities covered by this registration statement, other than underwriting discounts and commissions. All of the expenses will be borne by the company.

Registration fee	$2,476.89

Fees and expenses of accountants	10,000.00

Fees and expenses of legal counsel	35,000.00

Printing and engraving expenses	0.00

Miscellaneous expenses	523.11

Total	$48,000.00

Item 26. Recent Sales of Unregistered Securities

        On July 14, 2006 (“the Closing Date”), all 14 shareholders of NCPH surrendered their NCPH securities to us for cancellation and accordingly, we issued 25,799,300 shares of our common stock to the 14 shareholders in exchange for all of the issued and outstanding securities of NCPH. In addition, we issued an additional 2,250,000 shares of our common stock to Crusader Securities, LLC, NCPH’s financial advisor. We issued these shares of common stock in reliance upon an exemption from registration under Section 4(2) of the Securities Act and/or Rule

506 of Regulation D promulgated thereunder as a transaction no involving a public offering. All recipients of such shares are accredited investors or were members of the management group of NCPH, had access to information about us and their investment and took the securities for investment and not for resale. In addition, we placed restrictive legends and stop transfer instructions on all of these securities.

        Also on the Closing Date, we entered into a Subscription Agreement with Dutchess Private Equities Fund, LP and Dutchess Private Equities Fund, II, LP (collectively, “Dutchess”) pursuant to which we agreed to sell to Dutchess an aggregate of $2,500,000 of our Five-Year Convertible Debentures (the “Debentures”) and warrants to purchase up to an aggregate of $2,500,000 worth of our common stock (the “Warrants”). $1,250,000 was funded immediately and the remaining $1,250,000 is irrevocably bound to be funded upon the filing of a registration statement of which this prospectus is a part.

        In connection with the issuance of the Debentures, we issued to Dutchess Warrants to purchase $2,500,000 worth of our Common Stock at an exercise price equal to the greater of the 1) the Maximum Conversion Price; or 2) eighteen cents ($.18) per share. The Warrants may be exercised for a period of seven years and the exercise price is subject to antidilution provisions.

        All securities issued by us to Dutchess were issued in reliance upon an exemption from registration under Section 4(2) of the Securities Act and/or Rule 506 of Regulation D promulgated thereunder as a transaction not involving a public offering. In addition, Dutchess are accredited investors, had access to information about us and their investment and took the securities for investment and not for resale. In addition, we placed restrictive legends and stop transfer instructions on all of these securities.

Item 27. Exhibits.

Exhibit No.	Document Description

2.1(1)	Agreement and Plan of Reorganization, dated July 14, 2006, by and among SimplaGene USA, Inc., SMPG Merco, Inc., New Colorado Prime Holdings, Inc. and Craig Laughlin
3.1(2)	Articles of Incorporation of SimplaGene USA, Inc.
3.2(2)	By-laws of SimplaGene USA, Inc.
3.2(3)	Certificate of Amendment to the Articles of Incorporation of SimplaGene USA, Inc., dated September 15, 2005.
4.1(1)	Debenture Agreement, dated July 14, 2006, by and among SimplaGene USA, Inc. and Dutchess Private Equities Fund, LP and Dutchess Private Equities Fund, II, LP
4.2(1)	Warrant Agreement, dated as of July 14, 2006, by and among SimplaGene USA, Inc. and Dutchess Private Equities Fund, LP and Dutchess Private Equities Fund, II, LP
5.1	Opinion of Troutman Sanders LLP*
10.1(1)	Stock Purchase Agreement, dated July 14, 2006, by and between New Colorado Prime Holdings, Inc. and Craig Laughlin
10.2(1)	Escrow Agreement, dated July 14, 2006, by and between New Colorado Prime Holdings, Inc., SimplaGene USA, Inc., Craig Laughlin and Scott B. Mitchell
10.3(1)	Registration Rights Agreement, dated July 14, 2006, by and between SimplaGene USA, Inc. and Craig Laughlin
10.4(1)	Advisory Engagement Agreement, dated April 15, 2005, by and between New Colorado Prime Holdings, Inc. and Crusader Securities, LLC and addendum thereto, dated July 14, 2006
10.5(1)	Registration Rights Agreement, dated July 14, 2006, by and between SimplaGene USA, Inc. and Crusader Securities, LLC
10.6(1)	Subscription Agreement, dated July 14, 2006, by and among SimplaGene USA, Inc. and Dutchess Private Equities Fund, LP and Dutchess Private Equities Fund II, LP
10.7(1)	Debenture Registration Rights Agreement, dated July 14, 2006, by and among SimplaGene USA, Inc. and Dutchess Private Equities Fund, LP and Dutchess Private Equities Fund, II, LP
10.8(1)	Security Agreement, dated July 14, 2006, by and among SimplaGene USA, Inc. and Dutchess Private Equities Fund, LP and Dutchess Private Equities Fund, II, LP
10.9(1)	Security Agreement, dated July 14, 2006, by and among Dutchess Private Equities Fund, LP, Dutchess Private Equities Fund, II, LP and Paul A. Roman

10.10(1)	Leak out Agreement, dated July 14, 2006, by and among Dutchess Private Equities Fund, LP, Dutchess Private Equities Fund, II, LP and each of Paul A. Roman, Thomas McNeill and Richard Gray
10.11(1)	Employment Agreement, dated September 1, 1998, by and between Colorado Prime Holdings, Inc. and Paul Roman
10.12(1)	Employment Agreement, dated March 16, 2006, between New Colorado Prime Holdings, Inc. and Thomas McNeill
10.13(1)	Shoppers Accounts Receivable Agreement
10.14(1)	Lease Agreement, as amended on June 14, 2004, by and between New Colorado Prime Holdings, Inc. and 500 Bi-County Associates, L.P.
21.1(4)	List of Subsidiaries of Dinewise, Inc.
23.1	Consent of Troutman Sanders LLP (included in Exhibit 5.1)*
23.2	Consent of BDO Seidman, LLP*
24.1(4)	Power of Attorney

(1)	Incorporated by reference to Dinewise, Inc.‘s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 19, 2006.

(2)	Incorporated by reference to the Registration Statement on Form SB-2, as amended, of Dinewise, Inc., Registration No. 333-100110.

(3)	Incorporated by reference to Dinewise, Inc.‘s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 21, 2006.

(4)	Previously filed with the Registration Statement on Form SB-2 of Dinewise, Inc., Registration No. 333-136512.

*	Filed herewith

Item 28. Undertakings

(a)     The undersigned hereby undertakes:

          1.     To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                    (i)               To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                    (ii)               to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

                    (iii)        To include any additional or changed material information on the plan of distribution.

          2.        That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3.        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)     Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this amendment to the Form SB-2 Registration Statement to be signed on its behalf by the undersigned, in the city of Farmingdale, New York, on this 26th day of October, 2006.

DINEWISE, INC.

By: /s/ Thomas McNeill

Thomas McNeill
Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this amendment to the Form SB-2 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

*	Chairman, President and Chief Executive Officer	October 26, 2006

Paul A. Roman

/s/ Thomas McNeill	Vice President, Chief Financial Officer and Director	October 26, 2006

Thomas McNeill

*	Vice President and Director	October 26, 2006

Richard Gray

* By Thomas McNeill as attorney-in-fact.

EXHIBIT INDEX

Exhibit No.	Document Description

2.1(1)	Agreement and Plan of Reorganization, dated July 14, 2006, by and among SimplaGene USA, Inc., SMPG Merco, Inc., New Colorado Prime Holdings, Inc. and Craig Laughlin
3.1(2)	Articles of Incorporation of SimplaGene USA, Inc.
3.2(2)	By-laws of SimplaGene USA, Inc.
3.2(3)	Certificate of Amendment to the Articles of Incorporation of SimplaGene USA, Inc., dated September 15, 2005.
4.1(1)	Debenture Agreement, dated July 14, 2006, by and among SimplaGene USA, Inc. and Dutchess Private Equities Fund, LP and Dutchess Private Equities Fund, II, LP
4.2(1)	Warrant Agreement, dated as of July 14, 2006, by and among SimplaGene USA, Inc. and Dutchess Private Equities Fund, LP and Dutchess Private Equities Fund, II, LP
5.1	Opinion of Troutman Sanders LLP*
10.1(1)	Stock Purchase Agreement, dated July 14, 2006, by and between New Colorado Prime Holdings, Inc. and Craig Laughlin
10.2(1)	Escrow Agreement, dated July 14, 2006, by and between New Colorado Prime Holdings, Inc., SimplaGene USA, Inc., Craig Laughlin and Scott B. Mitchell
10.3(1)	Registration Rights Agreement, dated July 14, 2006, by and between SimplaGene USA, Inc. and Craig Laughlin
10.4(1)	Advisory Engagement Agreement, dated April 15, 2005, by and between New Colorado Prime Holdings, Inc. and Crusader Securities, LLC and addendum thereto, dated July 14, 2006
10.5(1)	Registration Rights Agreement, dated July 14, 2006, by and between SimplaGene USA, Inc. and Crusader Securities, LLC
10.6(1)	Subscription Agreement, dated July 14, 2006, by and among SimplaGene USA, Inc. and Dutchess Private Equities Fund, LP and Dutchess Private Equities Fund II, LP
10.7(1)	Debenture Registration Rights Agreement, dated July 14, 2006, by and among SimplaGene USA, Inc. and Dutchess Private Equities Fund, LP and Dutchess Private Equities Fund, II, LP
10.8(1)	Security Agreement, dated July 14, 2006, by and among SimplaGene USA, Inc. and Dutchess Private Equities Fund, LP and Dutchess Private Equities Fund, II, LP
10.9(1)	Security Agreement, dated July 14, 2006, by and among Dutchess Private Equities Fund, LP, Dutchess Private Equities Fund, II, LP and Paul A. Roman
10.10(1)	Leak out Agreement, dated July 14, 2006, by and among Dutchess Private Equities Fund, LP, Dutchess Private Equities Fund, II, LP and each of Paul A. Roman, Thomas McNeill and Richard Gray
10.11(1)	Employment Agreement, dated September 1, 1998, by and between Colorado Prime Holdings, Inc. and Paul Roman
10.12(1)	Employment Agreement, dated March 16, 2006, between New Colorado Prime Holdings, Inc. and Thomas McNeill
10.13(1)	Shoppers Accounts Receivable Agreement
10.14(1)	Lease Agreement, as amended on June 14, 2004, by and between New Colorado Prime Holdings, Inc. and 500 Bi-County Associates, L.P.
21.1(4)	List of Subsidiaries of Dinewise, Inc.
23.1	Consent of Troutman Sanders LLP (included in Exhibit 5.1) *
23.2	Consent of BDO Seidman, LLP*
24.1(4)	Power of Attorney

(1)	Incorporated by reference to Dinewise, Inc.‘s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 19, 2006.

(2)	Incorporated by reference to the Registration Statement on Form SB-2, as amended, of Dinewise, Inc., Registration No. 333-100110.

(3)	Incorporated by reference to Dinewise, Inc.‘s Current Report on Form 8-K filed with the Securities and Exchange Commission on September 21, 2006.

(4)	Previously filed with the Registration Statement on Form SB-2 of Dinewise, Inc., Registration No. 333-136512.

*	Filed herewith